Execution Copy
STOCK PURCHASE AGREEMENT
BY AND AMONG
HOMELAND SECURITY CAPITAL CORPORATION,
TIMIOS ACQUISITION CORP.,
TIMIOS, INC.,
AND
DAL GROUP LLC
MAY 27, 2011

i

APPENDIX A — DEFINITIONS
EXHIBITS

A	Form of Legal Opinion
B	Form of General Release

SCHEDULES

Schedule I —	Wire Transfer Instructions
Schedule II—	Working Capital Principles
Schedule 4.3 —	Third Party Consents
Schedule 5.3 —	Governmental Consents
Schedule 6.6 —	Designated Shareholders
Schedule 7.2(r) —	Creditor Consents
DISCLOSURE SCHEDULES
Seller Disclosure Schedule
Company Disclosure Schedule

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of May 27, 2011, by and among Homeland Security Capital Corporation, a Delaware corporation (“HSCC”), Timios Acquisition Corp., a Delaware Corporation (“Buyer”), Timios, Inc., a Delaware corporation (the “Company”), and DAL Group, LLC, a Delaware limited liability company, and the sole stockholder of the Company (the “Seller”). HSCC, Buyer, the Company and the Seller are sometimes referred to collectively herein as the “Parties” and each as a “Party.” Capitalized terms not otherwise defined herein have the meanings set forth in Appendix A attached hereto.
RECITALS
A. The Seller owns all of the issued and outstanding capital stock of the Company, which consists of 587,734 shares of common stock, $.01 par value per share, of the Company.
B. The Company and its Subsidiaries are engaged in the business of providing settlement services and asset valuation, including but not limited to title insurance and escrow services, (the “Business”) at their facilities located in California and Texas.
C. This Agreement contemplates a transaction in which Buyer will purchase from the Seller, and the Seller will sell to Buyer, all of the shares of capital stock of the Company (the “Shares”), in return for the cash consideration and other obligations set forth below.
D. As a condition and an inducement to Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, Messrs. Stoffer, Davison and Splane (the “Designated Employees”) have entered into employment agreements with the Company, dated as of the date hereof, which agreements shall become effective upon the Closing (each, a “Post-Closing Employment Agreement”), and replace and supersede in their entirety each of the employment agreements currently in place with each such Designated Employee.
AGREEMENTS
In consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
I. PURCHASE AND SALE OF SHARES
1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from the Seller, all of the Seller’s right, title and interest in and to all of the Shares, free and clear of all Liens.

1.2 Closing Date. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures commencing at 10:00 a.m., prevailing Eastern time, on the third (3rd) Business Day following the date on which all of the conditions set forth in Section 1.7 and Article VII have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time and/or date is agreed to in writing by the Seller and Buyer (such time and date being herein called the “Closing Date”). For financial and accounting purposes, the Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date.
1.3 Purchase Price. Subject to adjustment, as set forth herein, the aggregate consideration (the “Purchase Price”) for the Shares payable to the Seller shall be: (a) the Closing Payment, as may be adjusted pursuant to Section 1.5, plus (b) the Contingent Payments, if any, that become payable pursuant to Section 1.6.
1.4 [Reserved]
1.5 Working Capital Adjustment.
(a) Two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a certificate (the “Working Capital Statement”) certified by the Company’s Chief Financial Officer setting forth in reasonable detail a calculation of its good faith estimate of the Working Capital (the “Estimated Working Capital”), which shall be subject to reasonable approval by Buyer.
(b) Within sixty (60) days following the Closing, Buyer shall deliver to the Seller its calculation of Working Capital (the “Revised Working Capital”). If the Seller objects to the calculation of the Revised Working Capital, the Seller shall deliver to Buyer, no later than twenty (20) days following receipt of Buyer’s calculation of the Revised Working Capital, a notice setting forth in reasonable detail such objections (a “Working Capital Objection Notice”), together with reasonable supporting documentation. If the Seller does not timely deliver a Working Capital Objection Notice to Buyer or if the Representative notifies Buyer that it has no objections, Buyer’s determination of the Revised Working Capital shall be final and binding on all parties. If Buyer does not timely deliver its calculation of Working Capital to the Seller, the Estimated Working Capital shall be final and binding on all parties, unless Seller objects thereto, in which case Buyer must provide such calculation.
(c) If the Seller timely delivers a Working Capital Objection Notice to Buyer, Buyer and the Seller shall attempt in good faith to resolve such matters within twenty (20) days after receipt of the same by Buyer, and if unable to do so, either Buyer or the Seller may refer all remaining disputes to a nationally recognized accounting firm as mutually agreed upon by Buyer and the Seller (the “Dispute Accounting Firm”) which shall be instructed to resolve such disputes within thirty (30) days of the referral. Buyer and the Seller shall have the right to meet jointly with the Dispute Accounting Firm during this period and to present their respective positions. The resolution of disputes by the Dispute Accounting Firm will be set forth in writing and will be conclusive and binding upon the parties, upon the date of such resolution, absent manifest error. In making its determination, the Dispute Accounting Firm shall consider only those items that the Seller and Buyer are unable to resolve and the Dispute Accounting Firm shall be bound by the terms and conditions of this Agreement, including the definition of Working Capital and the terms of this Section 1.5. The Seller and Buyer will each pay their own fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the resolution of any dispute under this Section 1.5 (excluding the fees and expenses of the Dispute Accounting Firm). The fees and expenses of the Dispute Accounting Firm pursuant to this Section 1.5(c) shall be borne by Buyer and the Seller, in inverse proportion as they may prevail on matters resolved by the Dispute Accounting Firm, which proportionate allocations shall also be determined by the Dispute Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

(d) Upon the final determination of Working Capital in accordance with this Section 1.5 (the “Final Working Capital”), the Purchase Price shall be subject to adjustment as follows:
(i) if the Final Working Capital exceeds the Working Capital Target, the Purchase Price shall be increased by an amount equal to the amount by which the Final Working Capital exceeds the Working Capital Target;
(ii) if the Working Capital Target exceeds the Final Working Capital, the Purchase Price shall be decreased by an amount equal to the amount by which the Working Capital Target exceeds the Final Working Capital; or
(iii) if the Final Working Capital equals the Working Capital Target, then there shall be no further adjustment to the Purchase Price pursuant to this Section 1.5(d).
Within ten (10) Business Days following the determination of the Final Working Capital, (i) if the Purchase Price is increased pursuant to this Section 1.5(d) (the amount of such increase, the “Positive Working Capital Adjustment Amount”), subject to the provisions of Section 8.7, Buyer shall pay to the Seller the Positive Working Capital Adjustment Amount by wire transfer of immediately available funds and (ii) if the Purchase Price is decreased pursuant to this Section 1.5(d), such decrease shall be paid to Buyer by the Seller by wire transfer of immediately available funds, and, if necessary, satisfied by deduction from any Contingent Payments.
1.6 Contingent Payments.
(a) The Seller shall be eligible to earn an aggregate of up to an additional One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (a “Maximum Contingent Payment Amount”) in contingent payments pursuant to this Section 1.6.
(b) Within thirty (30) days following the end of each calendar quarter (each, a “Measurement Period”) commencing with the calendar quarter in which the Closing Date occurs, Buyer, in good faith, shall calculate the Net Revenue for such Measurement Period and shall deliver to the Seller a certificate setting forth such calculation in reasonable detail, which calculation shall be final and binding on all parties unless the Seller objects to such calculation as set forth in Section 1.6(e) below. Subject to the provisions of Section 8.7, within ten (10) days following the final determination of the Net Revenue for such Measurement Period, Buyer shall pay (or, if deposited with SunTrust Bank, as the escrow agent (the “Escrow Agent”), cause the Escrow Agent to pay) to the Seller an amount equal to five percent (5%) of the Net Revenue for such Measurement Period (each, a “Contingent Payment”); provided, however, that the maximum aggregate payments to which the Seller shall be entitled hereunder shall not exceed the Maximum Contingent Payment Amount.

(c) If at any time prior to the one year anniversary of the Closing Date, the Contingent Payments paid to the Seller (whether such payments are placed in escrow as contemplated by this Agreement, paid to the Seller or offset pursuant to the provisions of Sections 1.5 and 8.7) total, in the aggregate, an amount equal to or greater than $1,100,000, then Buyer shall deposit, on behalf of the Seller, any remaining Contingent Payments up to the Maximum Contingent Payment Amount earned by the Seller on or prior to the first anniversary of the Closing Date into escrow with the Escrow Agent to be held by the Escrow Agent pursuant to the terms and conditions of an escrow agreement to be entered into on the Closing Date (the “Escrow Agreement”). Any such amount (in addition to other remedies available to the Buyer Indemnified Persons as contemplated by this Agreement) placed in escrow with the Escrow Agent shall be available to satisfy claims by the Buyer’s Indemnified Persons for indemnification pursuant to Article VIII hereof. Promptly following the first year anniversary of the Closing Date, any Contingent Payments placed in escrow pursuant to this Section 1.6(c) shall be released to the Seller by the Escrow Agent, less any amounts used or which may be used, as the case may be, to satisfy any final or unresolved claims for indemnification by the Buyer’s Indemnified Persons pursuant to Article VIII hereof.
(d) Upon payment of the aggregate Contingent Payments in the amount of the Maximum Contingent Payment Amount (whether such payments are placed in escrow as contemplated by this Agreement, paid to the Seller or offset pursuant to the provisions of Sections 1.5 and 8.7), then, except with respect to the Seller’s right to any amounts placed in escrow pursuant to Section 1.6(c), the respective rights and obligations of the Seller and Buyer pursuant to this Section 1.6 shall terminate.
(e) With respect to Section 1.6(b), Buyer shall, upon the reasonable request of the Seller, provide the Seller with reasonable evidence substantiating such calculations; provided, however, that the Seller shall hold all such information in strict confidence and shall not use any such information for any purpose whatsoever other than to verify the calculation of Net Revenue.
(f) If the Seller objects to the calculation of the Net Revenue or any Contingent Payment, the Seller shall deliver to Buyer within thirty (30) days following Seller’s receipt of Buyer’s calculation of the Net Revenue a written notice setting forth in reasonable detail such objections (a “Net Revenue Objection Notice”), together with all supporting documentation. If the Seller delivers a Net Revenue Objection Notice to Buyer, Buyer shall pay to Seller the amount of the applicable Contingent Payment not in dispute, and shall deposit any amount in dispute into escrow with the Escrow Agent to be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, and Buyer and the Seller shall attempt in good faith to resolve the matters set forth in the Net Revenue Objection Notice within twenty (20) days after receipt of the same by Buyer. If the Parties are unable to do so, either Buyer or the Seller may refer all remaining disputes to the Dispute Accounting Firm which shall be instructed to resolve such disputes within thirty (30) days of the referral. Buyer and the Seller shall have the right to meet jointly with the Dispute Accounting Firm during this period and to present their respective positions. The resolution of disputes by the Dispute Accounting Firm will be set forth in writing and will be conclusive and binding upon the parties, upon the date of such resolution, absent manifest error. In making its determination, the Dispute Accounting Firm shall consider only those items that the Seller and Buyer are unable to resolve and the Dispute Accounting Firm shall be bound by the terms and conditions of this Agreement, including the definition of Net Revenue and the terms of this Section 1.6. The Seller and Buyer will each pay their own fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the resolution of any dispute under this Section 1.6 (excluding the fees and expenses of the Dispute Accounting Firm). The fees and expenses of the Dispute Accounting Firm pursuant to this Section 1.6(f) shall be borne by Buyer and the Seller, in inverse proportion as they may prevail on matters resolved by the Dispute Accounting Firm, which proportionate allocations shall also be determined by the Dispute Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.
(g) For purposes hereof, the term “Net Revenue” shall mean the aggregate dollar amount of revenues (net of credits, discounts, refunds, rebates and returns) recognized by the Business, including revenues from title insurance and settlement services recognized by any Affiliate of HSCC, during a Measurement Period, calculated in accordance with GAAP and Buyer’s accounting principles.
1.7 Deliveries at the Closing. Subject to the terms and conditions of this Agreement, at the Closing:
(a) The Seller shall deliver to Buyer:
(i) certificate representing all of the Shares, free and clear of all Liens, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer. The Seller hereby agrees, at its own cost, to execute and deliver or procure to be done and executed and delivered such other instruments and documents and to do all such further acts and things as may be necessary for effecting completely the transfer of the legal and beneficial ownership of the Shares to the Buyer free and clear of all Liens;
(ii) the various agreements, certificates and other documents and instruments referred to in Section 7.2; and
(iii) such other documents as Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.
(b) Buyer shall deliver to the Seller:
(i) by wire transfers in immediately available funds in accordance with the wire transfer instructions set forth on Schedule I, the Closing Payment;
(ii) the various agreements, certificates and other documents and instruments referred to in Section 7.3; and

(iii) such other documents as the Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.
1.8 Withholding Rights. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Tax Laws. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
II. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER AND THE TRANSACTION
Except as disclosed by the Seller in the disclosure schedule, dated as of the date of this Agreement and attached hereto (the “Seller Disclosure Schedule”), the Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date. The Seller Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article II, and the disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify only the corresponding section or subsection of this Article II.
2.1 Authority and Enforceability. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the sale of the Shares and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements and documents to be executed and delivered by the Seller pursuant to the provisions of this Agreement (the “Seller Documents”) and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller and no other proceedings on the part of the Seller are necessary to authorize this Agreement or the Seller Documents or to consummate the transactions contemplated hereby. This Agreement has been, and at the Closing the Seller Documents shall be, duly and validly executed and delivered by the Seller and constitute, or shall constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.
2.2 No Conflict or Violation.
(a) Except as set forth in Section 2.2(a) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or the Seller Documents by the Seller nor the consummation by the Seller of any of the transactions contemplated hereby do or will (with or without notice or lapse of time or both) (i) contravene, conflict with or result in a violation of any Law or any Governmental Order to which the Seller is subject; (ii) contravene or conflict with, result in any breach of, constitute a default under, or give to others any rights of payment, termination, amendment, modification, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the assets of the Seller pursuant to, any Contract to which the Seller is a party, or (iii) result in the creation of any Lien on any of the Shares owned by the Seller.

(b) Except as set forth in Section 2.2(a) of the Seller Disclosure Schedule, the Seller is not a party to a Contract that limits the ability of the Seller to compete, directly or indirectly, in any line of business or with any Person or in any geographic area or during any period of time.
2.3 Third-Party Consents and Approvals. Except as set forth in Section 2.3 of the Seller Disclosure Schedule, no Consent is required for the execution, delivery and performance of this Agreement and the Seller Documents by the Seller and the consummation of the transactions contemplated hereby and thereby.
2.4 Ownership of Shares. The Seller is the record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of any and all Liens. There are no declared or accrued and unpaid dividends with respect to any Shares. Except for this Agreement, none of such Shares is subject to (a) any option, warrant, purchase right or other Contract that requires the Seller to sell, transfer or otherwise dispose of any of such Shares or (b) any voting trust, proxy or other Contract or understanding with respect to the voting, dividend rights, preferences, sale, acquisition or other disposition of any of such Shares. Upon delivery of such Shares to Buyer and full payment therefore as contemplated hereby, Buyer shall acquire good and valid title to all such Shares, free and clear of all Liens.
2.5 No Bankruptcy. The Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor(s), (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing its inability to pay its debts as they come due nor (vi) made an offer of settlement, extension or composition to its creditors generally, and has not taken any affirmative action, or failed to take any reasonable action, within its control, other than the failure to timely pay certain outstanding liabilities, as a result of which any of the items listed in this Section 2.5 would be likely to occur.
2.6 No Pending Proceedings; No Indebtedness.
(a) Except as set forth in Section 2.6(a) of the Seller Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Seller, threatened against the Seller or any of its properties or assets, at law or in equity, the result of which could materially adversely affect the Seller, its properties or assets, or the transactions contemplated hereby. There are presently no outstanding Governmental Orders against the Seller or any of its properties or assets. Further, there is no complaint, audit, proceeding, investigation or claim against, or to the Knowledge of the Seller threatened against, the Seller by any Governmental Authority.
(b) Section 2.6(b) of the Seller Disclosure Schedule sets forth all Proceedings that (i) involved the Seller or any of its Affiliates from and after January 15, 2010 and (ii) are no longer pending (the “Seller Prior Actions”). All of the Seller Prior Actions have been concluded in their entirety and the Seller does not have and will not have any Liability with respect to the Seller Prior Actions. The Seller has provided access to Buyer to all formal written communications relating to any Seller Prior Actions between the Seller and a Governmental Authority and any orders related thereto.

(c) Section 2.6(c) of the Seller Disclosure Schedule sets forth, as of the Closing Date, all of the Seller’s (i) outstanding notes, loans, credit agreements, bonds, debentures, indentures, mortgages, security agreements and other Indebtedness, contingent or otherwise, (ii) any agreements to create, issue or incur any notes, loans, credit agreements, bonds, debentures, indentures, mortgages, security agreements or other Indebtedness whatsoever; and (iii) any agreements of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or Indebtedness of any other Person to which the Seller is a party or is bound.
2.7 Acknowledgment. The terms and provisions of this Agreement were negotiated without collusion, at arm’s length and are fair, reasonable and consistent with existing market conditions. The Seller has implemented a marketing and bidding process that was fair, proper and reasonably calculated to result in the highest and best value for the Company Assets. The Seller also has undertaken discussions with other potential purchasers of the Company Assets and, based on those discussions and the Seller’s own knowledge of market conditions, believes that the terms provided for in this Agreement, including price, represent in their totality the most favorable terms available to the Seller. The Seller also represents that the consideration provided by Buyer for the Company Assets pursuant to this Agreement (i) is fair and reasonable, (ii) the highest and best offer for the Company Assets, (iii) will provide a greater recovery for all of Seller’s stakeholders than would be provided by any other practical available alternative and (iv) constitutes reasonably equivalent value and fair consideration. The transactions contemplated by this Agreement are not being entered into by the Seller with the intention of hindering, delaying or defrauding any of the Seller’s current or future creditors.
III. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS SUBSIDIARIES
Except as disclosed by the Company in the disclosure schedule, dated as of the date of this Agreement and attached hereto (the “Company Disclosure Schedule”), the Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify only the corresponding section or subsection of this Article III.
3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation. The Company has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as it is now being conducted. The corporate record books (including the stock transfer records) of the Company are correct and complete and contain accurate resolutions or other consent action adopted by the Board of Directors of the Company with respect to the Company since its date of formation. The Company has heretofore delivered to Buyer complete and correct copies of the Company’s record books (including the stock transfer records), and the Organizational Documents.

3.2 Qualification; Location of Business and Assets. The Company is duly licensed or qualified to do business as a foreign corporation and is in corporate and tax good standing in the respective jurisdictions set forth in Section 3.2 of the Company Disclosure Schedule, which jurisdictions are the only jurisdictions wherein the character or location of the properties owned or leased or the nature of activities conducted by it make such qualification necessary, except where the failure to be so qualified has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has not been any claim by any jurisdiction to the effect that the Company is required to qualify or otherwise to be authorized to do business as a foreign corporation in any jurisdiction in which such Company has not qualified or obtained such authorization. Set forth in Section 3.2 of the Company Disclosure Schedule are (a) every state or foreign jurisdiction in which the Company has employees or facilities and (b) the directors and officers of the Company.
3.3 Subsidiaries.
(a) Section 3.3(a) of the Company Disclosure Schedule sets forth for each Subsidiary of the Company (a) its name and jurisdiction of incorporation or other formation, (b) the number of authorized shares for each class of its capital stock, and (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each holder. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable. The Company and/or one or more of its Subsidiaries hold of record and beneficially all of the outstanding shares of each Subsidiary of the Company free and clear of any and all Liens. None of the issued and outstanding capital stock of any of the Subsidiaries of the Company has been issued in violation of any preemptive rights or applicable Law. There are no outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for any of the capital stock of any such Subsidiary, (ii) options, warrants to purchase or subscribe, or other rights to acquire from any Subsidiary of the Company any capital stock or other equity securities or securities convertible into or exchangeable or exercisable for capital stock or other equity securities of any Subsidiary of the Company, or rights of first refusal or first offer relating to any capital stock or other equity securities of any Subsidiary of the Company, or (iii) bonds, debentures, notes or other Indebtedness or securities of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of any Subsidiary of the Company may vote. Except for the Subsidiaries set forth in Section 3.3(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.
(b) Each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its formation. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted. Each Subsidiary is duly licensed or qualified to do business as a foreign corporation and is in corporate and tax good standing in the respective jurisdictions set forth in Section 3.3(b) of the Company Disclosure Schedule, which jurisdictions are the only jurisdictions wherein the character or location of the properties owned or leased or the nature of activities conducted by it make such qualification necessary, except where the failure to be so qualified has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The corporate record books (including the stock transfer records) of each Subsidiary are correct and complete and contain accurate resolutions or other consent action adopted by the Board of Directors of such Subsidiary with respect to such Subsidiary since its date of formation. The Company has heretofore delivered to Buyer complete and correct copies of each Subsidiary’s record books (including the stock transfer records), and the Organizational Documents of each Subsidiary, as currently in effect. Set forth in Section 3.3(b) of the Company Disclosure Schedule is (i) every state or foreign jurisdiction in which the Company has employees or facilities and (ii) the directors and officers of such Subsidiary.

3.4 Third-Party Consents and Approvals. Except as set forth in Section 3.4 of the Company Disclosure Schedule, no Consent is required for the consummation of the transactions contemplated by this Agreement.
3.5 No Conflict or Violation. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby do or will (with or without notice or lapse of time or both) (a) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company or its Subsidiaries; (b) contravene or conflict with or result in a violation of any Law or any Governmental Order to which the Company or its Subsidiaries is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of any Permit applicable to the Company; or (d) contravene or conflict with, result in any breach of, constitute a default under, or give to others any rights of payment, termination, amendment, modification, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the assets of the Company or its Subsidiaries pursuant to, any Material Contract to which the Company or its Subsidiaries is a party.
3.6 Capitalization. The entire authorized capital stock of the Company consists of 1,000,000 shares of common stock, $.01 par value, of which 587,734 shares are issued and outstanding and constitute the Shares. All of the Shares are duly authorized, validly issued, fully paid, and nonassessable and held of record and beneficially by the Seller. None of the issued and outstanding Shares has been issued in violation of any preemptive rights or similar rights created by statute, the Organizational Documents of the Company or any Contract to which the Company is a party or by which the Company is bound or applicable Law. There are no outstanding (a) securities of the Company convertible into, or exchangeable or exercisable for, Shares, (b) options, warrants to purchase or subscribe, or other rights to acquire from the Company any Shares or other equity securities or securities convertible into or exchangeable or exercisable for Shares or other equity securities of the Company, or rights of first refusal or first offer relating to any Shares or other equity securities of the Company, or (c) bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Section 3.6 of the Company Disclosure Schedule, there are no restrictions on the transfer of the Shares other than those imposed by relevant federal and state securities Laws.

3.7 Financial Condition and Liabilities; Internal Controls.
(a) The Company has previously delivered to Buyer correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2009 and 2010 and the related audited consolidated statements of income, cash flow and shareholders equity for the fiscal years then ended, together with the related notes thereto and the report thereon of Vicenti Lloyd Stutzman LLP, and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2011 (the “Pre-Closing Balance Sheet”), and related consolidated statements of income, cash flow and shareholders equity for the period then ended, all of which were prepared in accordance with the books and records of the Company and its Subsidiaries and in accordance with GAAP, consistently applied throughout the periods involved, except, as to unaudited financial statements, that no notes to such financial statements are included. The Company will deliver to Buyer the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2011 on or before May 15, 2011. The Financial Statements present fairly in accordance with GAAP the financial condition, assets, liabilities and the results of operations, cash flows and shareholders equity of the Company and its Subsidiaries for the respective periods indicated, subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments (which will not be material individually or in the aggregate).
(b) There are no “off balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K, as promulgated by the SEC) effected by the Company or any of its Subsidiaries.
(c) None of the Company, any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.
(d) The financial books and records of the Company and each of its Subsidiaries are true, complete and correct in all material respects, and, except as set forth in Section 3.7(d) of the Company Disclosure Schedule, the Company and each of its Subsidiaries maintains proper and adequate internal accounting controls which provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements in accordance with GAAP and include policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect transactions and dispositions of assets of such entity; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of such entity are being made only in accordance with authorizations of management and directors of such entity; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of such entity’s assets that could have a material effect on such entity’s financial statements. The Financial Statements have been prepared using processes and procedures for which, to the Knowledge of the Seller and the Company, there are not material weaknesses or significant deficiencies in internal controls over financial reporting.

3.8 No Undisclosed Liabilities. Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company and its Subsidiaries have no Liabilities of any kind, except (a) Liabilities set forth on the face of the Pre-Closing Balance Sheet, (b) Liabilities under an executory portion of a Contract, (c) Liabilities for costs and expenses incurred in connection with the transactions contemplated by this Agreement, and (d) current Liabilities incurred in the Ordinary Course of Business since the date of the Pre-Closing Balance Sheet that are not material to the Company (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or lawsuit).
3.9 Absence of Certain Changes. Except as set forth in Section 3.9 of the Company Disclosure Schedule, since July 26, 2010, the Company and its Subsidiaries have conducted the Business only in the Ordinary Course of Business and neither the Company nor any of its Subsidiaries has:
(a) amended its respective Organizational Documents;
(b) made any change in its capital stock or other securities, or issued, delivered, pledged or otherwise encumbered, sold or disposed of any shares of its capital stock or other securities or created, issued, delivered, pledged or otherwise encumbered, sold or disposed of any securities convertible into, or rights with respect to, or options or warrants to purchase or rights to subscribe to, any shares of its capital stock or other securities, whether as a result of any exercise thereof or otherwise;
(c) become party to any subscriptions, warrants, rights, options, convertible or exchangeable securities or other agreements or commitments of any character relating to its issued and unissued capital stock or other securities, or granted any equity appreciation or similar rights;
(d) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of the Shares or any of its shares of capital stock, or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of the Shares or other shares of capital stock;
(e) suffered any material casualty, damage, destruction or loss, or any material interruption in use, of any material assets or properties, whether or not covered by insurance;
(f) made any payment of or increase in any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee or entered into any employment, severance, or similar Contract with any shareholder, manager, officer or employee;

(g) adopted, or increased the payments to or benefits under, any Employee Plan for or with any employees of the Company or its Subsidiaries;
(h) mortgaged, pledged or subjected any of its assets to any Lien;
(i) accelerated, amended, terminated, or cancelled or had terminated or cancelled any Contract, or canceled, modified or waived any debts or claims held by it or waived any rights material to the Business;
(j) sold, assigned, leased or in any way transferred or otherwise disposed of any of its assets (tangible or intangible) or properties;
(k) made or committed to make any capital expenditures or capital additions or betterments exceeding $10,000 individually and $25,000 in the aggregate;
(l) had any material adverse change in its relationship with any of its employees, salesmen, distributors, or independent contractors;
(m) changed any of the accounting principles followed by it or the methods of applying such principles or revalued any of its assets;
(n) made any Tax election, changed any annual Tax accounting period, amended any Tax Return, settled any income Tax Liability, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(o) instituted, settled, or agreed to settle any Proceeding related to the assets of the Company, its Subsidiaries or the Business;
(p) prepaid any of the obligations of the Company or its Subsidiaries or any other obligations relating to the Business or accelerated the collection of Receivables or extended the payment of accounts payable;
(q) except for the execution of this Agreement, entered into any transaction other than in the Ordinary Course of Business;
(r) suffer or permit any default, or any event which, with the passage of time or the giving of notice, or both, may become a default by the Company or any of its Subsidiaries under any Contract;
(s) amended any Material Contract;
(t) experienced a Material Adverse Effect or any event, change, development or effect which, individually or together with other such events, changes, developments or effects, could reasonably be expected to have a Material Adverse Effect;
(u) incurred any Indebtedness;

(v) allowed or permitted, whether by action or inaction, any License to lapse;
(w) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization; or
(x) committed to do any of the foregoing.
3.10 [Reserved].
3.11 Title; Business Assets. The Company and its Subsidiaries are the sole and exclusive legal and equitable owners of all right, title and interest in, and have good and marketable title to, all of the properties, assets and rights purported to be owned by the Company and its Subsidiaries, and the legal and valid right to use all other assets, properties and rights used or held for use by the Company and its Subsidiaries under Leases for Leased Real Property and Personal Property, or any license agreements, free and clear of all Liens (collectively, the “Company Assets”). The Company Assets constitute all the assets, properties, rights and Contracts used in connection with the operation of the Company’s business and that are necessary to conduct the Company’s business by Buyer following the Closing and to perform all of the Contracts of the Company and its Subsidiaries. No other Person, including any stockholder or any Affiliate of the Company or the Seller, owns or has the right to use any of the assets or property used in connection with the operation of the Company’s business.
3.12 Condition of Assets. All tangible assets included in the Company Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair in all material respects, subject only to ordinary wear and maintenance, and are usable in the Ordinary Course of Business, and there has not been any interruption of the operations of the Company’s business due to the condition of any such assets or properties. All of the Personal Property owned or leased by the Company or its Subsidiaries material to the business, operations or financial condition of the Company and its Subsidiaries is in good operating condition and repair, subject only to ordinary wear and maintenance, and are usable in the Ordinary Course of Business.
3.13 Real Property.
(a) Neither the Company nor any of its Subsidiaries own, or have ever owned, any Owned Real Property.
(b) Section 3.13(b) of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all leases covering each such Leased Real Property (including the date and name of the parties to such Lease document) (“Real Property Leases”). The Seller has delivered to Buyer a true and complete copy of each Real Property Lease, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease, and, in each case, all amendments thereto. With respect to each of the Real Property Leases:
(i) Such Real Property Lease is legal, valid and binding and constitutes an enforceable obligation of the Company and its Subsidiaries and, to the Knowledge of the Seller and the Company, of each other party thereto, and is in full force and effect;

(ii) The transactions contemplated by this Agreement do not require the consent of, or any notice to, any other party to such Real Property Lease (except for those Real Property Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
(iii) None of the Company’s or any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has been disturbed and, to the Knowledge of the Seller and the Company, there are no disputes with respect to such Real Property Lease;
(iv) Neither the Company, nor any of its Subsidiaries nor, to the Knowledge of the Seller and the Company, any other party to the Real Property Lease, is in breach of or default under such Real Property Lease, and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach, default or alleged breach or default by the Company or its Subsidiaries or, to the Knowledge of the Seller and the Company, the other party thereto of any of the foregoing;
(v) No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full;
(vi) Neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease;
(vii) Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any person the right to use or occupy the Leased Real Property or any portion thereof; and
(viii) Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Real Property Lease or any interest therein.
(c) The Leased Real Property identified in Section 3.13(b) of the Company Disclosure Schedule (collectively, the “Real Property”) comprises all of the real property used or intended to be used in the Business of the Company and its Subsidiaries; and neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
(d) The Real Property and all improvements, fixtures and structures thereon is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). Neither the Company nor any of its Subsidiaries has received any notice of violation of any Real Property Law and, to the Knowledge of the Seller and the Company, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(e) The Company and its Subsidiaries hold all Real Property free and clear of all Liens, claims or rights of any third parties, and the possession of the Real Property (collectively, the “Premises”) by the Company or its Subsidiaries has not been disturbed and no claim has been asserted against the Company or its Subsidiaries adverse to their respective rights in such Premises. All improvements, fixtures and structures on the Premises, and the current uses of the Premises, conform to all Real Property Laws, and the Real Property Laws permit the presently existing improvements and the conduct and continuation of the Company’s business as being conducted on the Premises. All improvements, fixtures and operating systems included in the Premises are in good operating condition and repair (ordinary wear and tear excepted) and there does not exist any condition which materially interferes with the use of such property and improvements.
(f) Neither the Company nor any of its Subsidiaries has granted any leases or licenses, nor created any tenancies, affecting the Premises. There are no other parties in possession of any portion of the Premises as trespassers or otherwise.
(g) Neither the Company nor any of its Subsidiaries a party to or is not otherwise bound by, nor is any of the Premises subject to, any Contract requiring it to pay any commissions or other compensation to any brokers or agents in connection with any of the Premises, and has had no dealings with any broker or agent with respect to the Premises upon which any such broker or agent would be entitled to a commission or other compensation.
(h) To the Knowledge of the Seller and the Company, (i) there are no Laws now in existence or under active consideration by any Governmental Authority which would require the tenant of any Real Property to make any expenditure in excess of $10,000 to modify or improve such Real Property to bring it into compliance therewith and (ii) the Company and its Subsidiaries are not required to expend more than $10,000 in the aggregate under all Real Property Leases to restore the Real Property at the end of the term of the Real Property Leases to the condition required under the Leases (assuming the conditions existing in such Real Property as of the date hereof).

3.14 Leased Personal Property. Section 3.14 of the Company Disclosure Schedule contains a correct and complete list of all leases and other agreements (the “Personal Property Leases”) under which the Company or any of its Subsidiaries leases, holds or operates any Personal Property owned by any other Person (the “Leased Personal Property”). The Company has delivered to Buyer correct and complete copies of all Personal Property Leases, including all amendments thereto. The Company is the owner and holder of the leasehold interests purported to be granted by each Personal Property Lease, and all of such Personal Property Leases are valid, binding and enforceable obligations of the Company and its Subsidiaries, and, to the Knowledge of the Seller and the Company, of each other party thereto, and are in full force and effect, and there is no default by the Company or any of its Subsidiaries thereunder and no event has occurred that, with notice or lapse of time or both, would constitute a default or permit termination, modification or acceleration thereunder. To the Knowledge of the Seller and the Company, there is no default by any other party under any such Personal Property Leases. No consent of, or notice to, any other party to the Personal Property Lease is required under any Personal Property Lease as a result of or in connection with, and the enforceability of any such Personal Property Lease will not be affected by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.
3.15 Employment Matters.
(a) Section 3.15(a) of the Company Disclosure Schedule lists the name, date of hire and/or appointment, rate of pay or annual compensation (including actual or potential bonus payments and the terms of any commission payments or programs), title(s), and status of employment or engagement, along with any arrangement to increase the annual salary, commissions, allowances or wage rates, of (i) each present director and officer and (ii) each employee of the Company or any of its Subsidiaries (each, a “Company Employee”). The Company has provided to Buyer annual vacation, sick and other paid time off allowance, amount of accrued vacation, sick and other paid time off and the economic value thereof, description of other fringe benefits and terms of severance benefits for the Company Employees. Section 3.15(a) of the Company Disclosure Schedule also identifies each employee and independent contractor of the Company or any of its Subsidiaries who is not fully available to perform his or her duties as a result of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service. Section 3.15(a) of the Company Disclosure Schedule sets forth all employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts between the Company and any current or former Company Employee or under which the Company or any of its Subsidiaries may have any Liability.
(b) Section 3.15(b) of the Company Disclosure Schedule lists the names and addresses of all agents or agencies of the Company or any of its Subsidiaries (including powers of attorney) with power or authority to bind the Company or any of its Subsidiaries in any material respect and the purpose and scope of authority of such agency.

(c) Except as disclosed on Section 3.15(c) of the Company Disclosure Schedule:
(i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of its Company Employees nor is any such contract or agreement presently being negotiated, and neither the Company nor any of its Subsidiaries has any knowledge of any union organizing activities by the Company Employees or employees of any of the Subsidiaries;
(ii) there is no unfair labor practice or discrimination charge or complaint pending or, to the Knowledge of the Seller and the Company, threatened against or otherwise affecting the Company Employees;
(iii) no grievance is pending or, to the Knowledge of the Seller and the Company, threatened from any Company Employee, and neither the Company nor any of its Subsidiaries has received written notice or written claim asserting that the Company or any of its Subsidiaries is not in compliance with any applicable Law covering employment or employment practices, terms and conditions of employment, wages, work hours or occupational safety and health practices;
(iv) except for the Post-Closing Employment Agreements, neither the Company nor any of its Subsidiaries is negotiating any new employment or consulting contract;
(v) no Proceeding by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Seller and the Company, threatened;
(vi) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by, any Governmental Order relating to employees or employment practices, wages, hours, and terms and conditions of employment with respect to its business;
(vii) the Company and its Subsidiaries have paid in full, or accrued in their financial books and records, to all Company Employees, all wages, salaries, commissions, bonuses, benefits and other compensation due to such Company Employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other Law;
(viii) neither the Company nor any of its Subsidiaries is liable for any severance pay or other payments to any Company Employee or former employee or independent contractor arising from the termination of employment or services or the transactions contemplated by this Agreement, and neither the Company nor any of its Subsidiaries will have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated by this Agreement or as a result of the termination by the Company or any of its Subsidiaries of any Persons employed or engaged by the Company or any of its Subsidiaries on or prior to the Closing Date;
(ix) neither the Company nor any of its Subsidiaries has effectuated any layoffs of Company Employees, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future;

(x) to the Knowledge of the Seller and the Company, the services of all essential Company Employees will continue to be available on the same terms and at the same locations for the continuation of the Business of the Company or any of its Subsidiaries after consummation of the transactions contemplated hereby;
(xi) all current employees of the Company who work in the United States are, and all former employees of the Company who worked in the United States whose employment terminated, voluntarily or involuntarily, within the three years prior to the date of this Agreement, were legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the date of this Agreement, and the Company has complied with anti discrimination provisions of the IRCA. Further, at all times prior to the date of this Agreement, the Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA; and
(xii) neither the Company nor any of its Subsidiaries has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
(d) Neither the Company, nor its Subsidiaries nor, to the Knowledge of the Seller and the Company, any Company Employee, is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or common law duty of loyalty) relating to the relationship of such Company Employee with the Company or any other Person or has been notified that such Company Employee may be in violation of any such Contract or other legal obligation. Each Company Employee who is required to be licensed by applicable Law is so licensed, and complete and accurate copies (if any) of such Licenses have been delivered to Buyer.
(e) During the preceding twelve (12) months, the Company and its Subsidiaries have had adequate levels of staffing to conduct its business in a commercially reasonable manner. The current Company Employees constitute sufficient personnel to continue the operations of the Company’s business uninterrupted following the Closing.
3.16 Employee Benefit Plans.
(a) Section 3.16(a) of the Company Disclosure Schedule contains an accurate and complete list of all Employee Plans.
(b) Except as disclosed in Section 3.16(b) of the Company Disclosure Schedule: (i) all accrued contributions, claims and other payments required to be made by the Company or any of its Subsidiaries to any Employee Plan through the Closing Date have been made or reserves adequate for such purposes as of the Closing Date have been set aside therefore and reflected on the Pre-Closing Balance Sheet; (ii) neither the Company nor any of its Subsidiaries is in default in any material respect in performing any of its contractual obligations under any of the Employee Plans or any related trust agreement or insurance contract, and there are no outstanding or unfunded liabilities of any Employee Plan other than liabilities for benefits to be paid to participants in such Employee Plan; and (iii) all such contributions are fully deductible under the Code as employer contributions.

(c) Neither the Company nor any of its Subsidiaries has maintained, established, sponsored, participated in or contributed to any qualified retirement plan; and neither the Company, nor any of its Subsidiaries or Affiliates, has ever maintained, established, sponsored, participated in or contributed to any qualified defined contribution money purchase pension plan, qualified defined benefit pension plan (that is subject to ERISA Title IV and Code Section 412), a “multiemployer pension plan” (as defined in ERISA §3(37)), or a “multiple employer plan” as defined under ERISA and the Code. For purposes of this Section 3.16, the term “Affiliate” shall have the meaning ascribed under ERISA Section 4001 and Code Section 414(b), (c) or (m).
(d) Neither the Company or any of its Subsidiaries nor any Affiliate has ever maintained, established, sponsored, participated in, contributed to or promised (whether in oral or written form) to establish (i) any “employee welfare benefit plan” (as defined in ERISA Section 3(1)) that provides benefits to or on behalf of any individual following retirement or other termination of employment (other than to the extent required by Code Section 4980B), (ii) any multiemployer or multiple employer welfare arrangement, fund or plan (as defined under ERISA), or (iii) any “funded welfare plan” within the meaning of Code Section 419.
(e) Except as disclosed in Section 3.16(e) of the Company Disclosure Schedule, neither the Company or any of its Subsidiaries maintains and has not entered into any Employee Plan or other document, plan or agreement that is considered a non-qualified deferred compensation plan (as defined under Code Section 409A), or that contains any change in control provisions which would cause an increase or acceleration of benefits or vesting or contains any benefit entitlements (including severance pay, unemployment compensation, or any other type of payment) to employees or former employees of the Company or any of its Subsidiaries or other provisions, which would cause an increase in liability of the Company or any of its Subsidiaries or to the Buyer as a result of the transactions contemplated by this Agreement or any related action thereafter.
(f) Neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any plan pursuant to which a stop-loss policy or contract applies).
(g) With respect to each of the Employee Plans:
(i) each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of ERISA, the Code, COBRA, HIPAA or other applicable law, and all regulations or rules promulgated thereunder;
(ii) all disclosures to Company Employees and all filings and other reports relating to each such Employee Plan and required (under ERISA, the Code, other applicable law, including federal and state securities laws, and all regulations thereunder) to have been made or filed on or before the Closing Date have been or will be duly and timely made or filed by that date;

(iii) there is no Proceeding (other than routine claims for benefits), pending or, to the Knowledge of the Seller and the Company, threatened with respect to any such Employee Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Plan;
(iv) the Company has delivered to Buyer true and complete copies of the following: the current Employee Plan document (including a written description of all oral Employee Plans), any amendments thereto, and the related summary plan description or summary annual reports, if any; each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding agreement associated with each such Employee Plan; for the last three Employee Plan years, the financial information or reports (including any FASB required reports, if applicable), relating to each such Employee Plan; all Internal Revenue Service and other governmental agency rulings relating thereto, and all applications for such rulings; and all filing and reports (including the Annual Report Form 5500 series, if applicable) filed with any governmental agency at any time during the three year period ending on the Closing Date, along with all schedules and reports filed therewith;
(v) neither any such Employee Plan nor any other Person or entity has engaged in a “prohibited transaction” (as defined in ERISA Section 406 or Code Section 4975) with respect to such Employee Plan, for which no individual or class exemption exists;
(vi) each Employee Plan which is a “group health plan” (as defined in Code Section 5000(b)(1)) has complied and will comply in all material respects with the applicable requirements of ERISA Sections 601 and 602, Code Section 162(k) (through December 31, 1988) and Code Section 4980B (commencing on January 1, 1989), and HIPPA (including the portability, non-discrimination and administrative simplification requirements of HIPAA);
(vii) each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer or Seller (other than ordinary administrative expenses);
(viii) neither the Company or any of its Subsidiaries is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code;
(ix) the Company and any of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Employee Plan and
(x) to the extent subject to Code Section 409A, each Employee Plan complies with and has been operated in good faith compliance with Code Section 409A.

3.17 Material Contracts.
(a) Section 3.17(a) of the Company Disclosure Schedule contains a correct and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party or any of their respective assets are currently bound or subject (and with respect to any oral Contract provides a complete description of the terms of such Contract) (collectively, the “Material Contracts”):
(i) each Contract that involves performance of services by the Company or any of its Subsidiaries of an amount or value in excess of $10,000;
(ii) each Contract that involves performance of services or delivery of goods or materials to the Company or any of its Subsidiaries of an amount or value in excess of $10,000;
(iii) each Contract that was not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $10,000;
(iv) all notes, loans, credit agreements, mortgages, indentures, security agreements, operating leases, capital leases and other Contract relating to Indebtedness of the Company or any of its Subsidiaries and any Contract of suretyship or guaranty;
(v) each Contract for capital expenditures in excess of $10,000;
(vi) each Contract with management, independent contractors, or consultants (or similar arrangements) which are not cancellable without penalty or further payment and without thirty (30) days’ or more notice;
(vii) all employee agreements, Contracts with consultants and independent contractors, and all bonus, commission, compensation, pension, insurance, retirement, deferred compensation and other plans, Contracts and other arrangements for the benefit of any Company Employee;
(viii) each Contract with any broker, distributor, dealer, representative, franchise, agency, sales promotion, market research, marketing consultant or advertising company;
(ix) each Contract that limits the ability of the Company or any of its Subsidiaries (or any manager or officer thereof) to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x) each power of attorney of the Company or any of its Subsidiaries that is currently effective and outstanding;
(xi) each license agreement or other Contract relating to Intellectual Property owned or license by the Company or used in connection with the Business (each a “License Agreement”);

(xii) each Contract containing any restrictions with respect to payment of dividends or any other distributions in respect of the capital stock of the Company or its Subsidiaries;
(xiii) each Company Contract, including any stock option plan, stock appreciation rights plan or stock purchase plan related to shares of the Company’s stock, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(xiv) each Contract concerning the issuance, delivery, pledge or other encumbrance, proxy, redemption, sale or disposal of any shares of capital stock or other securities of the Company or its Subsidiaries or the creation, issuance, delivery, pledge or other encumbrance, proxy, redemption, sale or disposal of any securities convertible into, or rights with respect to, or options or warrants to purchase or rights to subscribe to, any shares of capital stock or other securities of the Company or its Subsidiaries;
(xv) each joint venture, partnership or other Contracts involving a share of profits or losses with another Person;
(xvi) each Contract between or among the Company or any of its Subsidiaries, the Seller or any Affiliate or Related Person of the Company or the Seller;
(xvii) any material Contract which is terminable upon or prohibits a change of ownership or control of the Company;
(xviii) each Contract granting or permitting any Lien upon the assets or the properties of the Company or any of its Subsidiaries; and
(xix) each other Contract, whether or not made in the Ordinary Course of Business, which is material to the Company or any of its Subsidiaries or the conduct of the Business, or the absence of which would have a Material Adverse Effect.
(b) The Company has delivered to Buyer a correct and complete copy of each written Material Contract (as amended to date). Each Material Contract is valid, binding and enforceable on all respective parties thereto and is in full force and effect. Each Material Contract will continue to be valid, binding, enforceable on all respective parties thereto, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. The Company or its Subsidiaries have not received any notice from any other party to a Material Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Seller and the Company, has any event occurred or circumstance exists, which could reasonably be expected to result in such termination, claim, dispute or controversy.
(c) The Company or its Subsidiaries, as the case may be, has performed in all material respects all obligations imposed on it to date under each Material Contract. Neither the Company nor any of its Subsidiaries is in breach or default in any material respect under any Material Contract, and no event has occurred or circumstances exist which, with notice or lapse of time or both, would constitute a material breach or default by the Company or any of its Subsidiaries thereunder or permit termination, modification or acceleration thereunder.

(d) To the Knowledge of the Seller and the Company, no other party is in breach or default in any material respect under any Material Contract, and no event has occurred or circumstances exist which, with notice or lapse of time or both, would constitute a material breach or default by any other party thereunder or permit termination, modification or acceleration thereunder. No other party has repudiated any provision of any Material Contract.
(e) None of the payments required to be made by the Company or any of its Subsidiaries under any Material Contract has been prepaid more than thirty (30) days prior to the due date of such payment thereunder.
(f) No consent of, or notice to, any third party is required under any Material Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Material Contract will be affected in any manner by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.
3.18 Customers, Suppliers and Service Providers. Except as set forth in Section 3.18 of the Company Disclosure Schedule, no Significant Customer, Significant Supplier or a Significant Service Provider of the Company or any of its Subsidiaries has (i) cancelled, threatened to cancel or otherwise terminated or threatened to terminate its business relationship with the Company or any of its Subsidiaries, (ii) reduced or has threatened to reduce its purchases from the Company or any of its Subsidiaries, or (iii) has sought or is seeking to change the amount payable to the Company in connection with the purchase of products or services, including in each case after the consummation of the transactions contemplated hereby, and the Company and its Subsidiaries do not plan to limit or alter their business relationship with them in any material respect. The term “Significant Customer” means any of the ten (10) largest customers, by dollar volume, of the Company and its Subsidiaries during the 2010 calendar year, the term “Significant Supplier” means any of the five (5) largest suppliers, by dollar volume, of the Company and its Subsidiaries during the 2010 calendar year, and the term “Significant Service Provider” means any of the five (5) largest service providers, by dollar volume, of the Company and its Subsidiaries during the 2010 calendar year. Section 3.18 of the Company Disclosure Schedule contains a true and correct list of the Significant Customers, Significant Suppliers and Significant Service Providers and the dollar volume of business with each Significant Customer, Significant Supplier and Significant Service Provider during calendar year 2010. There are no, and since July 26, 2010 have not been any, disputes with any Significant Customer, Significant Supplier or Significant Service Provider. The Company or its Subsidiaries have not made any sales of its products or services to any Person outside of the United States.
3.19 Tax Returns and Taxes.
(a) The Company and its Subsidiaries have (i) timely filed all Tax Returns which are required to be filed by them with respect to any Taxes; and (ii) timely paid all Taxes due or payable by the Company or any of its Subsidiaries whether or not shown as due and payable on any Tax Returns. All Tax Returns properly reflect the liabilities of the Company and its Subsidiaries for Taxes for the periods, properties or events covered thereby. Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, no extensions of time in which to file any Tax Returns have been executed or filed with any Governmental Authority.

(b) Neither the Company nor any of its Subsidiaries has received any notice of assessment of additional Taxes and has not executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes. There are no claims, examinations, Proceedings or proposed deficiencies for Taxes pending or, to the Knowledge of the Seller and the Company, threatened against the Company or any of its Subsidiaries.
(c) There are no Liens on any assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.
(d) The Company and its Subsidiaries are current in the payment of all withholding and other employee Taxes which are due and payable. The accruals for Taxes contained in the Pre-Closing Balance Sheet are adequate to cover all liabilities for Taxes of the Company and its Subsidiaries for all periods ending on or before March 31, 2011, and include adequate provisions for all deferred Taxes. All Taxes for periods beginning after March 31, 2011, will be paid or are adequately reserved against on the books of the Company and its Subsidiaries.
(e) Neither the Company nor any of its Subsidiaries has been audited by the Internal Revenue Service or any other Governmental Authority within the past five years. Neither the Company nor any of its Subsidiaries nor the Seller have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no outstanding written requests by any Governmental Authority that the Company or any of its Subsidiaries waive any statute of limitations in respect of Taxes or agree to an extension of time with respect to a Tax assessment or deficiency.
(f) Except as set forth in Section 3.19(f) of the Company Disclosure Schedule, all Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority or other Person. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Company or any of its Subsidiaries.
(g) Neither the Company nor any Subsidiary (i) has been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (ii) has liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treas. Reg. section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(h) The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(i) The Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any Contract that under any circumstances would reasonably be expected to obligate it to make any payments that will not be deductible under Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.
(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period that begins after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign law), (iv) the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date.
(k) Neither the Company nor any of its Subsidiaries has participated in any reportable transaction as defined in Code Section 6707A or Treasury Regulation Section 1.6011-4(b) and (c)(3), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).
(l) Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code.
(m) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax Law).
(n) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries has never paid Taxes or filed Tax Returns asserting that the Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction.
(o) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and no transaction contemplated by this Agreement is subject to withholding under Code Section 1445 (relating to “FIRPTA”).

3.20 Licenses. Section 3.20 of the Company Disclosure Schedule contains a complete and accurate list of (a) all Licenses used by the Company or any of its Subsidiaries in the operation or conduct of the Business or that relate to the Company’s or any of its Subsidiaries’ assets and (b) the agent identification number given to the Company by each of Stewart Title Company, Lawyers Title Insurance Company and Fidelity National Title Insurance Company. The Licenses of the Company or its Subsidiaries constitute all Licenses that are necessary for the lawful operation or conduct of the Business as presently conducted and are required for the lawful use, lease, occupancy and ownership of the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance with each of the Licenses, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Licenses or would permit revocation or termination of any of the Licenses. The Licenses are in full force and effect and are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Licenses will be adversely affected by consummation of the transactions contemplated by this Agreement. During the two (2) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice of any Proceeding, and, to the Knowledge of the Seller and the Company, no such Proceeding is pending, relating to the cancellation, suspension, revocation, modification or non-renewal of any License.
3.21 Intellectual Property Rights.
(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign Patents, Marks (including unregistered Marks), Net Names and registered Copyrights comprising Company Intellectual Property, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). All registered and applied for Patents, Marks and Copyrights included in the Company Intellectual Property are currently pending, in material compliance with all legal requirements, are valid and enforceable, and are not subject to any fees, responses or actions falling due within one hundred eighty (180) days after the Closing Date. No such Mark has been or is now involved in any cancellation Proceeding before the United States Patent and Trademark Office (the “USPTO”) and, to the Knowledge of the Seller and the Company, no such action is threatened with respect to any of such Marks. All Marks included in the Company Intellectual Property have been in continuous use by the Company since they were first used by the Company. To the Knowledge of the Seller and the Company, there has been no prior use of such Marks by any Person which would confer upon such Person superior rights in such Marks; and the registered Marks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications. There are no Patents included in the Company Intellectual Property. No Copyright registration or copyrightable work included in the Company Intellectual Property has been or is now involved in any litigation. To the Knowledge of the Seller and the Company, there are no Marks of any third party potentially conflicting with the Marks included in the Company Intellectual Property.
(b) The Company Intellectual Property set forth in Section 3.21(a) of the Company Disclosure Schedule constitutes all of the Intellectual Property used by, required in or necessary for the operation of the Business as currently conducted and proposed to be conducted. The Company or one of its Subsidiaries is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Rights comprising the Company Intellectual Property, free and clear of all Liens, and has the right to use without payment to a third party all of the Company Intellectual Property.

(c) None of the Company Intellectual Property has been or is the subject of any pending (or, to the Knowledge of the Seller and the Company, threatened) litigation or claim of infringement, or outstanding Judgment, arbitration award, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of the Company Intellectual Property.
(d) The operation of the Business as it has been, currently is and proposed to be, conducted, the sale or use of the Company’s or its Subsidiaries’ products and services, and the use of the Company Intellectual Property in connection therewith has not, does not and will not, when conducted in substantially the same manner following the Closing, infringe upon, violate, or misappropriate in any manner the Intellectual Property or other rights of any third party or constitute unfair trade practices. Neither the Company nor any of its Subsidiaries has received any notice contesting its right to use any of the Company Intellectual Property or that the conduct of the Business as currently conducted would infringe upon, violate, misappropriate the Intellectual Property or other rights of any third party, nor is the Company or any of its Subsidiaries aware of any basis for such a claim.
(e) To the Knowledge of the Seller and the Company, no Person has or is infringing, violating or misappropriating any Company Intellectual Property, nor is the Company or any of its Subsidiaries aware of any basis for such a claim. There is no Proceeding pending or, to the Knowledge of the Seller and the Company, threatened alleging that the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any third party, nor is the Company or any of its Subsidiaries aware of any basis for such a claim. The Company and its Subsidiaries have not threatened to bring, and the Company or its Subsidiaries have not brought, any action regarding the ownership, use, validity or enforceability of any Company Intellectual Property.
(f) The Company or its Subsidiaries have taken all reasonable steps and precautions in accordance with normal industry practice to protect the Company Intellectual Property, including all rights in confidential information (including entering into appropriate confidentiality, nondisclosure and non-competition agreements with all officers, directors and employees of the Company or any of its Subsidiaries with access to or knowledge of the confidential information). All inventions, discoveries, Trade Secrets, ideas and works, whether or not patented or patentable or otherwise protectable under Law, created, prepared, developed or conceived by employees or independent contractors of the Company are the exclusive property of the Company and were either created, prepared, developed or conceived by (i) employees of the Company within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to the Company pursuant to enforceable written agreements. All of the copyrightable materials incorporated in, underlying or used with the products or services of the Company and its Subsidiaries have been created by employees of the Company or its Subsidiaries within the scope of their employment by the Company or its Subsidiaries or by independent contractors of the Company or its Subsidiaries who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company and its Subsidiaries. No portion of such copyrightable material was jointly developed with any third party. Except pursuant to enforceable confidentiality obligations in favor of the Company, there has been no disclosure to any third party of any confidential information included in the Company Intellectual Property. No current or former employee, consultant, contractor, partner or investor of the Company is in unauthorized possession of any of the Software included in the Company Intellectual Property.

(g) All Net Names have been registered in the name of the Company or one of its Subsidiaries and are in compliance with all applicable Law. No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Knowledge of the Seller and the Company, no such Proceeding is threatened with respect to any Net Name. To the Knowledge of the Seller and the Company, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Net Name.
(h) Section 3.21(h) of the Company Disclosure Schedule describes all databases used by the Company and its Subsidiaries (the “Databases”). Following the Closing, the Databases will have at least the same information and functionality as existed prior to the Closing. No Person (other than the Company) has any right, title or interest in or to any of the information contained in any of the Databases and the Company or its Subsidiaries have not sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information. The collection, use, transfer, import, export, storage, protection, disposal, and disclosure by Company of Personally Identifiable Information has not violated, and, if performed after Closing in substantially the same manner as performed immediately prior to Closing, will not violate any published Privacy Statement or any applicable Law relating to data collection, use, privacy, storage or protection (collectively, “Data Laws”) and industry standards, including payment card industry data security standards. The transactions contemplated by this Agreement will not result in the violation of any Data Laws or any Privacy Statement. Company has, at all times, taken reasonable measures to protect and maintain the confidential nature of the Personally Identifiable Information provided to the Company by individuals, in accordance with the terms of any published Privacy Statement and all Data Laws, including the implementation and maintenance of written information security plans and policies. The Company and its Subsidiaries have the right to sell and assign all of their rights in and to the Databases and all information contained therein, and any such sale and assignment (a) will not violate the Privacy Statement applicable to any Personally Identifiable Information contained therein at the time it was collected, (b) will not require the delivery of any notice to or consent from any Person, or (c) prohibit the transfer of Personally Identifiable Information collected and in the possession or control of Company to Purchaser.

3.22 No Pending Proceedings.
(a) Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Seller and the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets, at law or in equity, nor does the Seller or the Company know of any event or set of circumstances which are reasonably likely to result in a Proceeding, the result of which could materially adversely affect the Company, any of its Subsidiaries, or their respective assets or the transactions contemplated hereby. There is no Proceeding pending or threatened against any other Person by the Company or any of its Subsidiaries. There are presently no outstanding Governmental Orders against or affecting the Company, any of its Subsidiaries or any of their respective properties or assets. Further, (A) there is no complaint, audit, proceeding, investigation or claim against, or to the Knowledge of the Seller and the Company (and employees with responsibility for data privacy matters) of the Company, threatened against, the Company by any Governmental Authority, or by any Person respecting the collection, use, transfer, import, export, storage, protection, disposal or disclosure of Personally Identifiable Information in connection with the Company/s business, and (B) there have been security breaches compromising the confidentiality or integrity of such Personally Identifiable Information.
(b) Section 3.22(b) of the Company Disclosure Schedule sets forth all Proceedings that (i) involved the Company or any of its Subsidiaries at any time during the past five (5) years and (ii) are no longer pending (the “Prior Actions”). All of the Prior Actions have been concluded in their entirety and the Company does not have and will not have any Liability with respect to the Prior Actions. The Company has provided access to Buyer to all formal written communications relating to any Prior Actions between the Company and a Governmental Authority and any orders related thereto.
(c) Neither the Company nor any of its Subsidiaries has received any material, written communication or advice from outside legal counsel that it is exposed, from a legal standpoint, to any Liability relating to the operation of the Business.
3.23 Compliance with Laws. The Company and its Subsidiaries have complied and are in compliance, in each case in all material respects, with all Laws applicable to them and to their assets, properties, operations and the Business. No notice, citation, summons or order has been assessed and no investigation or review is pending or, to the Knowledge of the Seller and the Company, threatened by any Governmental Authority with respect to any alleged violation by the Company or any of its Subsidiaries of any Law. To the Knowledge of the Seller and the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time), could reasonably be expected to constitute or result in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any Law. The Company is not now, or has previously been, in violation of or noncompliant with any applicable Environmental Laws or Environmental Permits. None of the Company’s securities have been offered or sold in such a manner as to make the sale of such securities not exempt from the registration requirements of applicable securities Laws, and all such securities have been offered and are being sold in compliance with all applicable securities Laws.

3.24 Insurance Coverage. The Company and its Subsidiaries presently maintain, and have at all times prior to the date hereof maintained, liability, errors & omissions, casualty, property loss and other insurance coverages upon its properties and with respect to the conduct of its Business in such amounts, of such kinds and with such reputable insurance carriers as are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations. Section 3.24 of the Company Disclosure Schedule sets forth a complete and correct list of all insurance policies maintained by the Company or any of its Subsidiaries and indicating for each policy the insurance company, type of coverage, annual premium and whether the terms of such policy provide for retrospective premium adjustments, together with a history of all claims made by the Company thereunder since January 1, 2005, which insurance, except as described on Section 3.24 of the Company Disclosure Schedule, will remain in full force and effect in accordance with policy terms, with respect to all events occurring prior to the Closing Date. Section 3.24 of the Company Disclosure Schedule also states whether each such policy is carried on a “claims made” or “occurrence” basis. Each of such policies are valid, outstanding and enforceable and there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. The Company or one of its Subsidiaries has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to the Company or one of its Subsidiaries. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. The Company or any of its Subsidiaries have never maintained, established, sponsored, participated in or contributed to any self-insurance plan. There are no outstanding claims under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability.
3.25 Relationships with Affiliates and Related Persons. Except as disclosed in Section 3.25 of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, nor the Seller nor any their respective Affiliates, shareholders, members, directors, officers, or managers has, or has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s assets, properties, operations and the Business. Neither the Company, nor any of its Subsidiaries, nor the Seller nor any of their respective Affiliates, shareholders, members, directors, officers, or managers owns, or has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries other than business dealings or transactions disclosed in Section 3.25 of the Company Disclosure Schedule, each of which has been conducted in the Ordinary Course of Business with the Company or one of its Subsidiaries at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Company or one of its Subsidiaries with respect to any line of the products or services of the Company or any of its Subsidiaries in any market presently served by the Company or any of its Subsidiaries. Except as set forth in Section 3.25 of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries nor the Seller nor any of their respective Affiliates, shareholders, members, directors, officers, or managers is a party to any Contract with, or has any claim or right against, the Company or any of its Subsidiaries.

3.26 Banks. Section 3.26 of the Company Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company or any of its Subsidiaries has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto.
3.27 Foreign Corrupt Practices Act and International Trade Sanctions. None of the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or any other person acting on its behalf has, directly or indirectly (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to a political activity, to government officials, candidates or members of political parties or organization, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any similar applicable Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or failed to comply with any export restrictions, anti-boycott regulations, embargo restrictions or other similar applicable Law.
3.28 Brokers and Finders. Except as set forth on Section 3.28 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated herein.
3.29 Books and Records. The books and records of the Company and its Subsidiaries delivered or made available to Buyer are complete and accurate in all material respects and reflect the assets, liabilities, prospects, business, financial condition and results of operations of the Company and its Subsidiaries and have been maintained in accordance with prudent business practices.
3.30 Disclosure. No representation or warranty made under any provisions of this Agreement (including the exhibits and schedules hereto) nor any information furnished by the Seller in any other agreement, document, certificate, schedule, list or other writing furnished or to be furnished to Buyer pursuant hereto, contains or will contain when made any untrue statement of a material fact or omits or will omit when made to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading. There is no fact known to the Seller or the Company which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that has not been set forth in this Agreement or any Schedule hereto.
IV. REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer and HSCC, jointly and severally, hereby represent and warrant to the Seller as of the date hereof and as of the Closing Date:
4.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted.

4.2 Authority and Enforceability. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all other agreements and documents to be delivered by Buyer pursuant to the provisions of this Agreement (the “Buyer Documents”) have been duly authorized by all necessary company action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the Buyer Documents or to consummate the transactions contemplated hereby. This Agreement has been, and at the Closing the Buyer Documents shall be, duly executed and delivered by Buyer and constitute, or shall constitute, the legal, valid and binding obligation of Buyer enforceable in accordance with their respective terms.
4.3 Third-Party Consents. Except as set forth on Schedule 4.3, no consent, authorization or approval of, and no registration or filing with, any Person is required for the execution, delivery and performance of this Agreement and the Buyer Documents by Buyer and the consummation of the transactions contemplated hereby.
4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement or the Buyer Documents nor the consummation by Buyer of any of the transactions contemplated hereby do or will (with or without notice or lapse of time or both) (a) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Buyer; (b) contravene or conflict with or result in a violation of any Law or any Governmental Order to which Buyer is subject; (c) contravene or conflict with or result in a violation of any of the terms or requirements of any License applicable to Buyer; or (d) contravene or conflict with, result in any breach of, constitute a default under, any material Contract to which Buyer is a party.
4.5 Investment Intent. Buyer is acquiring the Shares for its own account for investment and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer understands that the Shares have not been registered under the Securities Act or any state securities laws and are being transferred to Buyer, in part, in reliance on the foregoing representation.
4.6 Brokers and Finders. Buyer has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated herein.

V. PRE-CLOSING COVENANTS
5.1 Access and Investigation.
(a) Between the date of this Agreement and the Closing Date, and upon reasonable notice, the Company will, and the Seller will cause the Company, its Subsidiaries and its Representatives to, (a) afford Buyer and its Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to the Company’s and its Subsidiaries’ personnel, properties (including subsurface testing), Contracts, Licenses, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company and its Subsidiaries; (b) furnish Buyer Group with copies of all such Contracts, Licenses, books and records and other documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; (d) provide reasonable access to the Significant Suppliers and Significant Customers of the Company and its Subsidiaries in a manner as shall be mutually agreeable between Buyer and the Company; (e) make available (i) all Representatives of the Company and its Subsidiaries for discussion of the Company’s businesses, properties or personnel and (ii) all Company Employees for discussion of the post-Closing employment arrangements with Buyer as the Buyer may reasonably request; and (f) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Company and its Subsidiaries. No investigation pursuant to this Section 5.1 or otherwise shall affect any representations, warranties, covenants or agreements of the Company or the Seller set forth herein.
(b) Without limiting the generality of Section 5.1(a), prior to the Closing Date, the Company shall deliver to Buyer within fifteen (15) days after the last day of each calendar month, an unaudited balance sheet for the Company and its Subsidiaries as of the end of such month and the related statements of income and cash flow for the Company and its Subsidiaries for such monthly period, prepared by the Company and certified by the Company’s Chief Financial Officer (the “Pre-Closing Financial Statements”). The Pre-Closing Financial Statements shall be prepared in accordance with the books and records of the Company and its Subsidiaries and fairly and accurately present the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of operations of the Company and its Subsidiaries for the respective periods indicated, and shall be prepared in accordance with GAAP, except for the absence of complete footnote disclosure as required by GAAP, and subject to changes resulting from normal year-end audit adjustments, which adjustments shall not in any event be material.
5.2 Conduct of Business.
(a) Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Closing Date, the Company shall and shall cause its Subsidiaries, and the Seller agrees to cause the Company and its Subsidiaries to operate the Business in the Ordinary Course of Business, and to use all commercially reasonable efforts to:
(i) preserve the Business intact and conserve the goodwill related thereto;
(ii) preserve intact the present business organization of the Company and its Subsidiaries and keep available the services of the Company and its Subsidiaries’ officers, agents and Company Employees;
(iii) to maintain in effect the Material Contracts; and

(iv) preserve present relationships with suppliers, customers, lenders and others having business dealings with them.
(b) In connection with the foregoing, and without limiting the generality of this Section 5.2, between the date hereof and the Closing Date, the Company shall and shall cause its Subsidiaries, and the Seller shall cause the Company and its Subsidiaries to:
(i) maintain the Company and its Subsidiaries’ assets (including offices, properties and equipment) in the Ordinary Course of Business in good operating order and condition, reasonable wear and tear excepted;
(ii) continue to extend customers credit, collect Receivables and pay accounts payable and similar obligations and otherwise handle short-term assets and liabilities in the Ordinary Course of Business;
(iii) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company or its Subsidiaries;
(iv) continue to maintain its books and records in accordance with GAAP;
(v) maintain its Licenses and continue to actively pursue Licenses in process;
(vi) continue its cash management practices in the Ordinary Course of Business;
(vii) confer with Buyer prior to implementing operational decisions of a material nature; and
(viii) otherwise report periodically to Buyer concerning the status of its Business, operations and finances.
(c) Without the prior written consent of Buyer, neither the Company nor any of its Subsidiaries shall make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

(d) Without the prior written consent of Buyer, neither the Company nor any of its Subsidiaries shall fail to maintain in full force and effect all insurance currently in effect, hire or terminate any employee, consultant or independent contractor, change the compensation (including bonus or commission payments) payable or to become payable to its Company Employees, or grant any severance or termination pay or stock options to, or enter into or amend any Contract with any director, officer or employee of the Company, or establish, adopt, enter into or amend any bonus, compensation, stock or other equity option, deferred compensation, employment, termination, severance or other plan, agreement or arrangement for the benefit of any current or former Company Employee, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.
(e) Without the prior written consent of Buyer, and without limiting the generality of any other provision of this Agreement, the Company shall not and shall cause its Subsidiaries, and the Seller shall cause the Company and its Subsidiaries not to take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.9 would be likely to occur.
5.3 Consents and Approvals; Regulatory Filings.
(a) The Company will, and the Seller will cause the Company and its Subsidiaries to, use all commercially reasonable efforts and make every good faith attempt to obtain, prior to the Closing Date, all Consents specified in Section 3.4 of the Disclosure Schedule.
(b) Notwithstanding Section 5.3(a), the Parties understand and agree that the Seller and the Company will be required to file certain documents and obtain certain approvals in order to complete the transactions contemplated hereby, which filings and approvals include, without limitation, the filings with Governmental Authorities (and in each of the states) set forth on Schedule 5.3 in support of the Seller’s and the Company’s request for approval of a change in control of the Company and certain of its Subsidiaries (the “Filings”). Each Party will furnish all information, including certificates, consents and opinions of experts, deemed reasonably necessary by the other Party for the preparation of the Filings.
(c) Buyer shall use commercially reasonable efforts to cooperate with the Seller and the Company in providing information necessary to complete the Filings and in obtaining the approval of the transactions contemplated herein by the necessary Governmental Authorities in each of the states set forth on Schedule 5.3. Buyer, the Seller, the Company and its Subsidiaries each shall cooperate and coordinate with each other in taking such actions as may be required to obtain such approvals, including, without limitation, giving notice of any public hearing regarding this Agreement or the transaction contemplated hereby to any persons required by such Governmental Authorities in the manner prescribed by such Governmental Authorities and submitting such information as may be reasonably available pursuant to the requests by such Governmental Authorities. The Seller will use commercially reasonable efforts to file or send notices to Governmental Authorities as soon as possible following the signing of this Agreement.
5.4 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions provided for in this Agreement as soon as reasonably practicable.

5.5 Update Schedules. The Company shall, and the Seller shall cause the Company to, promptly disclose to Buyer any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the Disclosure Schedule for the purpose of determining the accuracy of any of the representations and warranties made by the Company and the Seller in this Agreement, including for purposes of Article II, Article III or Article VIII hereof, unless Buyer shall have consented thereto in writing.
5.6 Exclusivity. The Company and the Seller grant to Buyer the exclusive right to acquire the Shares until the Final Termination Date. The Company shall not and shall cause its Subsidiaries not to, and the Seller shall cause the Company and its Subsidiaries not to, directly or indirectly (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Shares or any capital stock or other voting securities, or any substantial portion of the assets of, the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and the Seller shall provide copies and disclose the terms thereof to Buyer, and shall immediately cease and cause to be terminated and shall use its reasonable best efforts to cause all Company/Seller Representatives to immediately terminate and cause to be terminated all existing discussions or negotiations with any such Persons. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate of the Company, its Subsidiaries or the Seller or any of their Representatives, whether or not such Person is purporting to act on behalf of the Company, any of its Subsidiaries or the Seller, shall be deemed to be a breach of this Section 5.6 by the Company, its Subsidiary or the Seller, as applicable.
5.7 Confidentiality.
(a) The confidentiality agreement between DJSP Enterprises, Inc. and all of its Affiliates, on the one hand, and HSCC and all of its Affiliates, on the other hand, dated April 12, 2011 shall continue in effect until the Closing occurs.
(b) From and after the Closing Date, the Seller shall hold, and shall cause its Representatives to hold, in confidence all confidential data or information with respect to the Company and its Business and all terms and conditions of this Agreement using the same standard of care to protect such confidential data or information or terms and conditions as it used to protect such confidential information prior to the Closing Date.
VI. ADDITIONAL COVENANTS
6.1 Assistance in Proceedings. The Company shall and shall cause its Subsidiaries to, and the Seller shall cause the Company and its Subsidiaries to, cooperate with Buyer and its Representatives in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any of the transactions contemplated by this Agreement or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Company, its Subsidiaries or its Business or the Seller.

6.2 Retention of and Access to Books and Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices the books and records of the Company and its Subsidiaries. Buyer shall provide the Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by the Seller in such notice, including, but not limited to, verification of the Final Working Capital, Working Capital adjustments, and Contingent Payment amounts, preparation of SEC filings or response to SEC requests, preparation of financial statements or tax returns, or dealing with tax audits. After the Closing Date, the Seller shall provide Buyer and its Representatives reasonable access to such books and records of the Seller relating to the Company, its Subsidiaries or the Business during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
6.3 Further Assurances. After the Closing, without further consideration, the Company shall, and the Seller shall and shall cause its Subsidiaries to cause the Company and its Subsidiaries to, execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring and delivering the Shares to Buyer or to better enable Buyer to complete, perform or discharge any of the liabilities or obligations assumed by Buyer. Each of the Parties will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.
6.4 Press Releases. Except as required by applicable law, the Seller and the Company shall not and the Company shall cause its Subsidiaries not to, (and each shall use commercially reasonable efforts to cause their respective Representatives not to), give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Buyer.
6.5 Covenant Not to Compete; Non-Solicitation.
(a) Solicitation of Work or Business. The Seller agrees that for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Restricted Period”) it will not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business that is competitive with the Business; provided, however, that the foregoing shall not prohibit the Seller or from the passive ownership (i.e., the Seller does not directly or indirectly participate in the business or management of the applicable entity) of less than 1% of the stock of a publicly-held company whose stock is traded on a national securities exchange. The Seller agrees that this Section 6.5(a) is reasonable with respect to its duration, geographical area and scope. In particular, the Seller acknowledges and agrees that the geographic scope of this restriction is necessary to protect the goodwill and confidential and proprietary information of the Company.

(b) During the Restricted Period, the Seller agrees that it will not, directly or indirectly, (i) induce, encourage or solicit any customer, supplier, licensee, licensor, or other business relation of the Company to cease doing or reduce its business with the Company or (ii) in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation of the Company (including, but not limited to, making any negative or disparaging statements or communications about the Company).
(c) During the Restricted Period, the Seller will not, and will cause its board of managers, officers, and key employees not to, directly or indirectly, induce, encourage or solicit any employee, independent contractor or agent of the Company, other than Stephen J. Bernstein, to leave the employ of the Company or sever its agency relationship with the Company and will not, and will cause its directors, officers, managers and key employees not to, directly or indirectly, employ any person who was an employee or agent of the Company at any time during the six (6) months preceding the first solicitation or hiring of such person.
(d) Buyer and the Seller specifically acknowledge and agree that the remedy at Law for any breach of this Section 6.5 will be inadequate and Buyer, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief.
(e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, Buyer and the Seller agrees that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
6.6 Waiver of Earnout Obligations; Distribution of Escrow Fund. Prior to the Closing, the Seller and the Company shall, and shall cause the Seller’s Representative and any other applicable Buyer’s Indemnified Person (as each such terms are defined in the SPA) to, issue and deliver to the Escrow Agent (as such term is defined in the 2010 Escrow Agreement) in accordance with the 2010 Escrow Agreement, a joint instruction for distribution of the Escrow Fund (as such term is defined in the 2010 Escrow Agreement) to the former shareholders of the Company whose names and percentages of former share ownership of the Company are listed on Schedule 6.6 (the “Shareholders”) and shall terminate the 2010 Escrow Agreement in accordance with its terms. In addition, the Shareholders whose percentage of former share ownership of the Company, in the aggregate, shall not be less than 87% of the Company (collectively, the “Designated Shareholders”), the Company and the Seller shall enter into an agreement, pursuant to which, among other things, the Designated Shareholders shall waive, in exchange for the receipt of their portion of the Escrow Fund, any right to receive any contingent payment under the SPA.

VII. CONDITIONS TO CLOSING
7.1 Conditions to Obligation of Each Party. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other similar order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated hereby, nor shall any Proceeding brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions, as contemplated herein, illegal.
(b) Governmental Approvals. All approvals of, or declarations or filings with, any Governmental Authority necessary for the consummation of the transactions contemplated hereby, if any, shall have been obtained or made.
7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions provided for by this Agreement are subject, at the discretion of Buyer, to the satisfaction at or prior to the Closing of each of the following conditions:
(a) The representations and warranties contained in Article II and Article III of this Agreement that are qualified by “materiality,” “Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if originally made as of the Closing Date, except that those representations and warranties that are made as of a specific date shall be determined as of such date, and Buyer shall have received a certificate to such effect signed by the Seller and the Company.
(b) All of the agreements and covenants that Seller and the Company are required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and Buyer shall have received a certificate to such effect signed by the Seller and the Company.
(c) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect, or any events, changes, developments or effects which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and Buyer shall have received a certificate to such effect signed by the Seller and the Company.
(d) Each of the Consents specified in Sections 2.3 of the Seller Disclosure Schedule and 3.4 of the Company Disclosure Schedule, and on Schedules 4.3 and 5.3 or otherwise necessary to permit the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

(e) As of the Closing, each Post-Closing Employment Agreement delivered by the Designated Employees on the date hereof shall be in full force and effect and each Designated Employee shall have performed or complied with each obligation, agreement, and covenant to be performed or complied with by such Designated Employee thereunder on or prior to the Closing Date.
(f) The Escrow Fund (as such term is defined in the 2010 Escrow Agreement) shall have been distributed to the Shareholders as contemplated by Section 6.6.
(g) The 2010 Escrow Agreement shall have been terminated.
(h) Resignations and releases executed by such of the managers, directors and officers of the Company and its Subsidiaries as are designated by Buyer shall have been delivered to Buyer in the form reasonably satisfactory to Buyer.
(i) The Company shall have obtained and delivered to Buyer a written consent with respect to each of the Leases pursuant to which consent of the landlord or other party is required, and a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under each such Lease (the “Lease Consents”), in form and substance satisfactory to Buyer.
(j) No action, suit or proceeding shall have been instituted by any Person which seeks to prohibit, restrict or delay consummation of the transactions contemplated herein or any of the conditions material to consummation of the transactions contemplated herein.
(k) Dykema Gossett PLLC, counsel to the Seller and the Company, shall have delivered to Buyer a legal opinion in the form attached hereto as Exhibit A.
(l) The Company shall have delivered to Buyer copies of waivers executed by the Designated Shareholders with respect to the earn-out under the SPA, as contemplated by Section 6.6.
(m) The Company and each Subsidiary shall have delivered to Buyer a certificate of the Company’s or such Subsidiary’s Secretary, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to and attaching (if applicable): (i) its complete and accurate copies of the Organizational Documents, (ii) the incumbency of the officers executing this Agreement and (iii) complete and accurate copies of resolutions of the Board of Directors and the sole stockholder authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of the Company in carrying out the terms and provisions hereof and thereof.
(n) The Company and each Subsidiary shall have delivered to Buyer a certificate of legal existence and corporate good standing from the Secretary of State of its jurisdiction of incorporation and any jurisdiction where it is qualified to do business, which certificates shall be dated no more than three (3) Business Days prior to the Closing Date.

(o) The Seller shall have delivered to Buyer a duly executed and acknowledged certificate, in form and substance acceptable to Buyer and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Shares are exempt from withholding under Section 1445 of the Code.
(p) The Seller and each Affiliate of the Company shall have executed and delivered to Buyer a general release in favor of Buyer and its Affiliates in the form attached hereto as Exhibit B, which shall include, among other things, a release of any claims the Seller or its Affiliates may have against the Company under the SPA (each, a “General Release”).
(q) The signatories to the bank accounts of the Company shall have been changed to Buyer’s satisfaction.
(r) The Seller and the Company shall have delivered to Buyer written consents to the transactions contemplated by this Agreement from the Seller’s creditors listed on Schedule 7.2(r) in the form and substance reasonably satisfactory to Buyer.
(s) The Seller and the Company shall have delivered to Buyer the Escrow Agreement duly executed by the Seller, the Company and the Escrow Agent.
(t) All Liens on any of the assets of the Company shall have been fully released and discharged pursuant to such documents in form and substance reasonably satisfactory to Buyer, and the Seller or the Company shall have made all necessary filings and taken all other action necessary to effect such releases and discharges including, without limitation, filing all necessary UCC termination statements in all applicable jurisdictions.
(u) Buyer shall have received from the Seller audited consolidated financial statements (“Audited Financial Statements”) of the Company and its Subsidiaries for all years required to be included in a Form 8-K to be filed by HSCC as a result of consummation of this Agreement, with such Audited Financial Statements to be prepared in accordance with GAAP, consistently applied throughout the periods, and with the report of the Company’s auditor and consent in connection therewith to be unqualified.
(v) Any intercompany indebtedness, including any payments due by the Company to the Seller for services rendered by the Seller or its Affiliates prior to the Closing Date, shall be paid in full or otherwise discharged prior to the Closing.
(w) The Seller and Default Servicing, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Seller (“Default”) shall have entered into, and consummated the transactions contemplated by, an asset purchase agreement by and among HSCC or its Affiliate, the Seller and Default (the “Asset Purchase Agreement”), pursuant to which HSCC or such Affiliate shall purchase substantially all of the assets of Default.
(x) The Company shall have been released as a guarantor of any and all Company Indebtedness or Indebtedness of the Seller or any of its Affiliates, including, without limitation, as a guarantor under the Bank of America Agreements.

(y) The Seller and the Company shall have delivered to Buyer such other instruments, certificates, documents or materials as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated hereby.
7.3 Conditions to Obligations of Seller. The obligations of the Seller to consummate the transactions provided for by this Agreement are subject, in the discretion of the Seller, to the satisfaction at or prior to the Closing Date of each of the following conditions:
(a) The representations and warranties of Buyer contained in this Agreement shall have been true and correct on and as of the date hereof and shall be true and correct on and as of the Closing Date as if originally made on and as of the Closing Date, except that those representations and warranties that are made as of a specific date shall be determined as of such date, and the Seller shall have received a certificate to such effect signed by Buyer.
(b) All of the agreements and covenants that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and the Seller shall have received a certificate to such effect signed by the Chief Executive Officer of the Buyer.
(c) Buyer shall have delivered to the Seller and the Company the Escrow Agreement duly executed by the Buyer and the Escrow Agent.
(d) HSCC and Buyer shall have delivered to the Seller a certificate of HSCC’s or Buyer’s Secretary, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, certifying as to and attaching (if applicable): (i) its complete and accurate copies of the Organizational Documents, (ii) the incumbency of the officers executing this Agreement and (iii) complete and accurate copies of resolutions of the Board of Directors and the sole stockholder authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of the Company in carrying out the terms and provisions hereof and thereof.
(e) HSCC and Buyer shall have delivered to the Seller a certificate of legal existence and corporate good standing from the Secretary of State of its jurisdiction of incorporation and any jurisdiction where it is qualified to do business, which certificates shall be dated no more than three (3) Business Days prior to the Closing Date.
(f) No action, suit or proceeding shall have been instituted by any Person which seeks to prohibit, restrict or delay consummation of the transactions contemplated herein or any of the conditions material to consummation of the transactions contemplated herein.
(g) The transactions contemplated by the Asset Purchase Agreement shall have been consummated on or before a date set by the Seller by written notice to HSCC and Buyer not earlier than June 30, 2011, unless HSCC and Buyer waive the condition set forth in Section 7.2(w) by written notice to the Seller within five (5) Business Days after the Seller’s notice.
(h) HSCC and Buyer shall have delivered to the Seller and the Company such other instruments, certificates, documents or materials as may be reasonably requested by the Seller and the Company in connection with the consummation of the transactions contemplated hereby.

VIII. INDEMNIFICATION
8.1 Indemnification by Seller. From and after the Closing, the Seller shall indemnify and hold harmless Buyer, the Company, its Subsidiaries, their successors and assigns, and their officers, directors, employees, agents and Affiliates (“Buyer’s Indemnified Persons”), and prior to Closing, the Company and its Subsidiaries, jointly and severally with the Seller, shall indemnify and hold harmless Buyer and its officers, directors, employees, agents and Affiliates, from and against, and shall reimburse such Persons for, any and all losses, liabilities, damages, demands, deficiencies, judgments, assessments, taxes, sanctions, levies, fines, penalties, costs, interest and Legal Expenses (collectively, “Losses”), whether or not involving a third-party claim, arising out of, based upon or in any way relating to:
(a) any misrepresentation in, inaccuracy or breach of any representation or warranty of the Seller or the Company set forth in this Agreement or the Schedules, or in any certificate, transfer instrument, document, writing, or other instrument delivered by the Seller or the Company pursuant to this Agreement (disregarding, for purposes hereof, any materiality standards, including any Material Adverse Effect standards set forth herein or therein);
(b) any breach or nonfulfillment of any covenant, agreement or other obligation of the Seller or the Company in this Agreement or in any certificate, document, writing or instrument delivered by the Seller or the Company pursuant to this Agreement;
(c) any claim or Liability related to (i) title and escrow claims, in which the material facts underlying such claim occurred prior to the Closing Date or (ii) any breach of an obligation, whether contractual or otherwise, that occurred prior to the Closing Date, except with respect to obligations occurring prior to the Closing Date which, by their terms, are to be performed on or after the Closing Date;
(d) any claim or Liability arising from or relating to products sold or services performed by the Company on or before the Closing Date;
(e) any claim or Liability to any current or former stockholder or other security holder of the Company which arises out of or is based upon any matter, event, dispute, fact or circumstance that existed on or prior to the Closing Date (other than Liabilities to the Seller arising from the transactions contemplated by this Agreement);
(f) any obligation, claim or Liability arising from or related to claims under Employee Plans which have been incurred but not reported as of the Closing Date;
(g) any obligation, claim or Liability arising from or related to the Company’s failure to comply with any law applicable to any Employee Plan on or before the Closing Date;
(h) any Pre-Closing Tax Liabilities;

(i) any Company Indebtedness or transaction expenses of the Company or the Seller not satisfied prior to the Closing;
(j) any claim or Liability related to the SPA;
(k) any claim or Liability related to the 2010 Escrow Agreement;
(l) any claim related to avoiding or otherwise challenging any of the transactions contemplated by this Agreement; and
(m) enforcement of this Section 8.1.
8.2 Indemnification by Buyer. Buyer and HSCC, jointly and severally, shall indemnify and hold harmless the Seller (“Seller’s Indemnified Persons”) from and against, and shall reimburse the Seller for, any and all Losses arising out of, based upon or in any way relating to:
(a) any misrepresentation in, inaccuracy or breach of any representation or warranty of Buyer set forth in this Agreement or in any certificate, transfer instrument, document, writing, or other instrument delivered by Buyer pursuant to this Agreement;
(b) any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;
(c) any claims by third parties to the extent caused by the acts or omissions of the Company, its Subsidiaries or Buyer after the Closing Date, including claims for Losses which arise out of Buyer’s operation of the Business or by virtue of Buyer’s ownership of the Company after the Closing Date; provided, however that Buyer shall not have any liability under this Section 8.2(c) to the extent that any action or omission giving rise to any such Loss commenced prior to the Closing and continued following the Closing; and
(d) enforcement of this Section 8.2.
8.3 Indemnification Process; Defense of Third-Party Claims.
(a) If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify another party, the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) written notice thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.

(b) The Indemnified Party may defend any third party claim with counsel of its own choosing, and shall act in a commercially reasonable manner and in accordance with its good faith business judgment in handling such third party claim. All costs (including attorneys’ fees) incurred by the Indemnified Party in defending such third party claim shall be at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 8.3. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party. Notwithstanding the two preceding sentences, if the Indemnifying Party (i) admits in writing its liability to the Indemnified Party hereunder with respect to such proceeding or claim; and (ii) furnishes evidence of its financial ability to indemnify the Indemnified Party reasonably satisfactory to the Indemnified Party, the Indemnifying Party may assume control of the defense at its expense through counsel reasonably satisfactory to such Indemnified Party; provided, however, that:
(i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances;
(ii) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and
(iii) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (A) any claim to the extent the claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or (B) any claim relating to Taxes.
(c) If the Indemnified Party elects not to defend such third party claim, the Indemnified Party shall promptly provide notice to the Indemnifying Party. After written notice by the Indemnifying Party to the Indemnified Party of its assumption of control of the defense of any such action pursuant to this Section 8.3, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such Legal Expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 8.3, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 8.3. The reimbursement of fees, costs and expenses required by this Section 8.3 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

(d) The Indemnified Party shall obtain the prior written approval of the Indemnifying Party before entering into any settlement of a third party claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld or conditioned).
(e) The Indemnifying Party and the Indemnified Party shall make available to each other and their counsel and accountants all books and records and information relating to any third party claims, keep each other apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all third party claims.
8.4 Other Claims. A claim for indemnification for any matter not involving a third-party claim shall be asserted by the Indemnified Party to the Indemnifying Party in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.
8.5 Survival. Subject to the time limitations of this Section 8.5, all representations, warranties, covenants and obligations contained in this Agreement and in any certificate, document, writing or instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement. The representations and warranties of each party contained in this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 2.1 (Authority and Enforceability), 2.4 (Ownership of Shares), 2.5 (No Bankruptcy) and 2.6 (Acknowledgement), and in Sections 3.1 (Organization), 3.3 (Subsidiaries), 3.6 (Capitalization), 3.25 (Relationships with Affiliates and Related Persons), and 3.28 (Brokers and Finders) shall survive indefinitely, (ii) the representations and warranties set forth in Section 3.16 (Employee Benefit Plans) and Section 3.19 (Tax Returns and Taxes), shall survive until 60 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claim relates, and (iii) the representations and warranties set forth in Sections 3.20 (Licenses) and 3.23 (Compliance with Laws) shall survive for the length of the applicable statute of limitations. Any claim for indemnity under Sections 8.1(a) or 8.2(a) shall be asserted in writing within the foregoing time periods, except for claims arising as a result of fraud, willful breach, willful or intentional misrepresentation or omission of a material fact in connection with this Agreement, or criminal liability, as to which the limitations of this Section 8.5 shall not apply. For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.” The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

8.6 Indemnification Limitations.
(a) Except for Losses relating to breaches of Sections 2.1, 2.4, 2.5, 2.6, 3.1, 3.3, 3.6, 3.16, 3.19, 3.20, 3.23, 3.25, and 3.28, Losses arising as a result of fraud, willful breach, willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or criminal liability, and Losses relating to Sections 8.1(e), 8.1(j), 8.1(k) or 8.1(l), as to all of which the limitations of this Section 8.6 shall not apply, (i) Buyer’s Indemnified Persons may not assert any claim for Losses under Section 8.1(a) until the aggregate amount of such claims under this Agreement exceed $25,000 (the “Basket”), whereupon (subject to Section 8.6(a)(ii) below) Buyer’s Indemnified Persons shall be entitled to receive the amount of all Losses, including the Basket; and (ii) in no event shall the aggregate liability of the Seller for claims of Losses under Section 8.1 or otherwise exceed the amount equal to the Remaining Payments (the “Cap”); provided, however, that the Seller’s aggregate liability for claims of Losses under Section 8.1(a) shall not exceed $250,000 (the “Mini Cap”).
(b) Seller’s Indemnified Persons may not assert any claim for Losses under Section 8.2(a), except for Losses relating to breaches of Sections 4.1, 4.2 or 4.5 and Losses arising as a result of fraud, willful breach, willful or intentional misrepresentation or omission of a material fact in connection with this Agreement, or criminal liability, as to which the limitations of this Section 8.6 shall not apply, until the aggregate amount of such claims under Section 8.2(a) exceed the Basket, whereupon Seller’s Indemnified Persons shall be entitled to receive the amount of all Losses, including the Basket, and in no event shall the aggregate liability of Buyer for claims of Losses under Section 8.2 exceed the amount equal to the Closing Payment plus the Remaining Payments (except that Buyer’s aggregate liability for claims of Losses under Section 8.2 shall be reduced by the Mini Cap on the first anniversary of the Closing Date, except with respect to claims made by Seller’s Indemnified Parties under Section 8.2(a) on or before the first anniversary of the Closing Date in accordance with the terms of this Agreement, which shall survive and be subject to the Mini Cap until such time as such claim or claims have been resolved); provided, however, that Buyer’s aggregate liability for claims for Losses under Section 8.2(a) shall not exceed the Mini Cap.
(c) Notwithstanding the foregoing, neither Party may assert a claim for Losses under this Article VIII unless such claim, individually, exceeds $1,000.
8.7 Right of Setoff. Subject to the right of Buyer to seek specific performance and injunctive relief to enforce the terms of any covenants herein, the Buyer shall satisfy any Losses which a Buyer’s Indemnified Party is entitled to recover, pursuant to this Agreement or otherwise, solely by setting off, recovering from, or collecting from (i) any Positive Working Capital Adjustment Amount that would otherwise be payable to the Seller pursuant to Section 1.5, and (ii) any Contingent Payment that is payable or that becomes payable to the Seller pursuant to Section 1.6 (including any Contingent Payments or escrow funds placed with the Escrow Agent pursuant to the terms of the Escrow Agreement, whether held by the Escrow Agent or deposited by the Escrow Agent with a court or other party in connection with the resolution of any dispute relating to those payments) (the “Remaining Payments”).

8.8 Exclusive Remedy. Except for claims of fraud, willful breach, willful or intentional misrepresentation or omission of a material fact in connection with this Agreement, or criminal liability, the parties hereby acknowledge and agree that from and after the Closing, subject to the right of Buyer to seek specific performance and injunctive relief to enforce the terms of any covenants herein, the exclusive remedy of the parties hereto with respect to any and all claims arising in connection with or relating to the transactions contemplated under this Agreement shall be pursuant to the provisions set forth in this Article VIII.
8.9 Characterization of Payments. The Parties agree that any payment pursuant to an indemnification obligation under this Article VIII shall be treated for Tax purposes as an adjustment to the Purchase Price.
8.10 Calculation of Losses. Subject to the other provisions of this Article VIII:
(a) Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses, including seeking recovery under insurance policies and from third parties. Any insurance proceeds or recoveries from Third Parties received by an indemnified party with respect to any Losses shall reduce, on a dollar-for-dollar basis, the amount payable to such Indemnified Party under the indemnification provisions of this Article VIII.
(b) Neither the Seller nor the Company shall be required to make indemnification payment pursuant to this Article VIII for any Loss reflected in the calculation of the Working Capital.
IX. TERMINATION
9.1 Termination. This Agreement may be terminated at any time prior to Closing:
(a) by mutual consent of Buyer and the Seller;
(b) by either Buyer or the Seller if there has been a material breach of any representation or warranty, or breach or non-performance in any material respect of a covenant or agreement on the part of the other party set forth in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 7.2 or 7.3, as applicable, and is incapable of being cured, or, if capable of being cured, has not been cured by the breaching party within ten days after the non-breaching party has notified the breaching party;
(c) by either Buyer or the Seller at any time after July 30, 2011 (the “Final Termination Date”), provided that if the Closing shall not have occurred by the Final Termination Date as the result of a breach of this Agreement, then any party responsible for such breach may not avail itself of the right under this Section 9.1, and provided further, that in any such event, the non-breaching party(ies) shall not be deprived of any remedy hereunder or at law against the breaching party, and provided further, that if the only condition precedent not met as of the Final Termination Date is that the Parties have not received all of the approvals of Governmental Authorities set forth on Schedule 5.3, then either Buyer or the Seller may extend the Final Termination Date to up to three (3) months after the date of this Agreement; or
(d) by either Buyer or the Seller if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

(e) unless HSCC and Buyer shall have waived the condition contained in Section 7.2(w), by the Seller in the event the transactions contemplated by the Asset Purchase Agreement shall not have been consummated prior to the date set by the Seller in the written notice contemplated in Section 7.3(g).
9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith terminate and become void, and there shall be no liability on the part of any party hereto to any other and all rights and obligations of any party hereto will cease, except that (a) this Section 9.2 and Article XI shall survive any such termination and (b) nothing herein shall relieve any party from liability for any breach of this Agreement prior to the termination hereof.
X. TAXES
10.1 Transfer Taxes. All sales, use and transfer taxes, including any value added, stock transfer, gross receipts, stamp duty and real, personal, or intangible property transfer taxes, due by reason of the consummation of the purchase of the Shares hereunder (collectively, the “Transfer Taxes”), including any interest or penalties in respect thereof, shall be borne by the Seller. The Seller and Buyer shall cooperate with each other and use their commercially reasonable efforts to minimize the transfer taxes attributable to the transfer of the Shares.
10.2 Cooperation on Tax Matters.
(a) The Seller and Buyer agree to cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, and to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment for which the Seller or Buyer retains liability under Article VIII or this Article X. Buyer and the Seller shall keep all such information and documents received by them confidential unless otherwise required by Law.
(b) Buyer and the Seller agree to retain or cause to be retained all books and records pertinent to the Company and its Subsidiaries until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired, and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide by and cause the Company and its Subsidiaries to abide by all record retention agreements entered into with any Governmental Authority with respect to Tax Matters. The Seller and Buyer agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, the Seller and Buyer shall allow the requesting party to take possession of such books and records.

(c) Buyer and the Seller shall cooperate with each other in the conduct of any audit or other proceedings for any Tax purposes and they shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement; provided, however, that Buyer shall control the audit of any of the Company’s Tax Returns.
10.3 Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date. For any Tax Returns that apply to periods prior to the Closing Date, Buyer shall provide a copy of such Tax Returns to the Seller for review at least fifteen (15) days prior to the date on which Tax Returns will be filed. Any dispute over the Tax Returns arising between the Seller and Buyer shall be submitted to a tax accountant chosen by the Seller for determination in accordance with this Agreement.
10.4 Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.
XI. OTHER PROVISIONS
11.1 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.2 Appendices, Annexes, Exhibits and Schedules. All Recitals, Appendices, Annexes, Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.
11.3 Amendment. This Agreement and the Appendices, Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
11.4 No Waiver. No failure of any party to this Agreement to exercise any power or right given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver any such party’s right to demand strict compliance with the terms of this Agreement.

11.5 Entire Agreement. This Agreement, together with the Appendices, Exhibits and Schedules hereto, constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.
11.6 Governing Law. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law).
11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the day of service if served personally on the party to whom notice is given, (b) on the date of receipt if delivered by telecopy or nationally recognized overnight courier, or (c) on the third (3rd) Business Day after deposit in the U.S. mail if mailed to the party to whom notice is given by registered or certified mail, postage prepaid, return receipt requested and properly addressed as follows:
If to Buyer or the Company, addressed to:

Homeland Security Capital Corporation
1005 North Glebe Road, Suite 550
Arlington, VA 22201
Attention: C. Thomas McMillen
Facsimile: (703) 528-0956

with a copy (which will not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attention: Kenneth R. Koch
Facsimile: (212) 983-9115

If to the Seller, addressed to:

DAL Group, LLC
950 South Pine Island Road
Plantation, Florida 33324
Attention: Stephen J. Bernstein, President and CEO
Facsimile: (786) 999-0260

with a copy (which will not constitute notice) to:

Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan 48243
Attention: Thomas S. Vaughn
Facsimile: (313) 568-6594
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

11.8 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original. The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
11.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof any that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without bond or other security required, in addition to any other remedy to which they are entitled at law or in equity.
11.10 Expenses. Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its or their own costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such party of this Agreement and the transactions contemplated hereunder. For the avoidance of doubt, the Seller shall be pay all of the Company’s costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such party of this Agreement and the transactions contemplated hereunder.
11.11 Enforcement. In the event any party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover the costs and expenses of such action so incurred, including reasonable attorney’s fees, from any party that opposes the prevailing party in such legal action.
11.12 Construction.
(a) The parties acknowledge that they have participated jointly in the negotiation and drafting of the terms of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include” and “including”, and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”, and (v) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein have the meanings given to them under GAAP on the date hereof. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
11.13 Successors and Assigns; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer; provided, however, that HSCC and Buyer shall remain liable to Seller for any payments due under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.13. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
11.14 [Reserved]
11.15 Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Appendix A attached hereto.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Homeland Security Capital Corporation

By:	/s/ C. Thomas McMillen

C. Thomas McMillen
	Its:	CEO

Timios Acquisition Corp.

By:	/s/ C. Thomas McMillen

C. Thomas McMillen
	Its:	CEO

Timios, Inc.

By:	/s/ Stephen J. Bernstein

Stephen J. Bernstein
	Its:	Vice President

DAL Group, LLC

By:	/s/ Stephen J. Bernstein

Stephen J. Bernstein
	Its:	President and CEO

APPENDIX A
Definitions
For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Appendix A:
“2010 Escrow Agreement” means that certain Escrow Agreement by and among the Seller, the Shareholders and U.S. Bank National Association dated as of July 26, 2010.
“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. With respect to any natural person, the term Affiliate shall also include any member of such person’s immediate family, any family limited partnership or similar entity for such person and any trust, voting or otherwise, of which such person is a trustee or of which such person or any of such person’s immediate family is a beneficiary. With respect to any trust, the term Affiliate shall also include the beneficiary or trustee of such trust. For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” is defined in the Preamble.
“Asset Purchase Agreement” is defined in Section 7.2(w).
“Audited Financial Statements” is defined in Section 7.2(u).
“Bank of America Agreements” means (1) the Loan Agreement, dated as of March 18, 2010, by and between Seller and BA Note Acquisition LLC (as successor in interest of Bank of America, N.A.), (2) Undated General Subordination and Assignment (Continuing and Unconditional) between BA Note Acquisition LLC (as successor in interest of Bank of America, N.A.) and certain creditors of the Seller, (3) Undated Continuing and Unconditional Guaranty by the Company in favor of BA Note Acquisition LLC (as successor in interest of Bank of America, N.A.), (4) Undated Security Agreement (Multiple Use) between BA Note Acquisition LLC (as successor in interest of Bank of America, N.A.) and the Company, and (5) Master Loan and Security Agreement Number 21087-70000 dated May 19, 2010, by and between Seller and Banc of America Leasing & Capital, LLC, and all documents ancillary thereto.
“Basket” is defined in Section 8.6(a).
“Business” is defined in the Recitals.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York City.
“Buyer” is defined in the Preamble.
“Buyer Documents” is defined in Section 4.2.

APP A-1

“Buyer Group” is defined in Section 5.1(a).
“Buyer’s Indemnified Persons” is defined in Section 8.1.
“Cap” is defined in Section 8.6(a).
“Closing” is defined in Section 1.2.
“Closing Date” is defined in Section 1.2.
“Closing Payment” means the sum of $1,150,000.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the Recitals.
“Company Assets” is defined in Section 3.11.
“Company Disclosure Schedule” is defined in Article III.
“Company Employee” is defined in Section 3.15(a).
“Company Indebtedness” means the Indebtedness of the Company evidenced by notes, debentures, bonds or other similar instruments which in each case shall include the current and long-term portion of such Indebtedness or as reflected on the Financial Statements, in each case outstanding as of immediately prior to the Closing plus any costs or expenses arising or resulting from the payment of any such Indebtedness prior to the Closing (including any pre-payment fees or penalties).
“Company Intellectual Property” means all Intellectual Property owned, licensed, used or held by the Company or any of its Subsidiaries.
“Consent” means any consent, approval, authorization, permission, ratification or waiver from, notice to, or registration or filing with, any Person.
“Contingent Payment” is defined in Section 1.6(b).
“Contract” any agreement, contract, subcontract, lease, instrument, note, option, purchase order, work order, customer order, license or sublicense or other commitment or undertaking of any nature (whether written or oral), in each case that is legally binding.
“Data Laws” is defined in Section 3.21(h).
“Databases” is defined in Section 3.21(h).
“Default” is defined in Section 7.2(w).

APP A-2

“Designated Shareholders” is defined in Section 6.6.
“Dispute Accounting Firm” is defined in Section 1.5(c).
“Employee Plans” means employment related plans, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, stock-related, severance, medical, hospitalization, dental, prescription, life insurance, disability, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which the Company or any of its Subsidiaries maintains or under which the Company or any of its Subsidiaries has any obligations with respect to any employee or former employee, officer or former officer, director or former director.
“Environmental Laws” means all Laws, Environmental Permits, Governmental Orders, or legally binding agreements relating to the use, management or disposal of Hazardous Substances, or to pollution, or protection of endangered species, natural resources, human health, safety or the environment, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC § 9601 et seq. (herein collectively “CERCLA”; the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (herein, collectively, RCRA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq. (the “Hazardous Materials Transportation Act”); the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq. (the “Clean Water Act”); the Clean Air Act, as amended, 42 U.S.C. § 7401-7642, (the “Clean Air Act”); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq. (the “Toxic Substances Control Act”), the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y (“FIFRA”), the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C § 11001, et seq. (Title III of SARA) (“EPCRA”) and similar or related state and local laws.
“Environmental Permits” means Licenses which are or have been required under or are or have been issued pursuant to Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Agent” is defined in the Recitals.
“Escrow Agreement” is defined in section 1.6(c).
“Estimated Working Capital” is defined in Section 1.5(a).
“Final Termination Date” is defined in Section 9.1(c).
“Final Working Capital” is defined in Section 1.5(d).
“Financial Statements” is defined in Section 3.7(a).

APP A-3

“GAAP” means United States generally accepted accounting principles and practices, consistently applied throughout the specified period and on a basis consistent with the basis on which the Financial Statements referred to in Section 3.7 were prepared.
“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, agency, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Governmental Order” means any legally binding order, writ, judgment, injunction, decree, stipulation, award or determination of any Governmental Authority.
“Hazardous Substance” means any and all substances, materials or wastes or constituent thereof, whether liquid, solid, semisolid, sludge and/or gaseous, which have been defined or classified as hazardous, toxic or harmful pursuant to any Environmental Laws, or which are regulated pursuant to such Environmental Laws, including petroleum and each of its chemical constituents and by-products, urea formaldehyde foam insulation, polychlorinated biphenyls, and asbestos in any form.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
“HSCC” is defined in the Preamble.
“Indebtedness” means (i) the principal of and/or interest accrued on (A) indebtedness for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments which in each case shall include the current and long-term portion of such indebtedness; (ii) all obligations issued or assumed as the deferred purchase price of property (but excluding accounts payable arising in the ordinary course of business consistent with past practice); (iii) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction servicing obligations of a Person or of a type described in clauses (i) and (ii) above and (iv) and (v) below, but only to the extent of the obligation secured; (iv) all obligations to pay rent or other amounts under any lease of real property or personal property which obligations are required to be classified and accounted for as capital leases in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; and (v) all guarantees of obligations of the type referred to in clauses (i) through (iv) of other Persons.
“Indemnified Party” is defined in Section 8.3(a).
“Indemnifying Party” is defined in Section 8.3(a).

APP A-4

“Intellectual Property” means worldwide trademarks, service marks, trade names, trade dress, designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing) (collectively, “Marks”); patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); trade secrets and other confidential or proprietary information, know-how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and discoveries (whether patentable or not) (collectively, “Trade Secrets”); computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, processes, work floes, architecture, structure, display screens, layouts, development tools, instructions and templates; published and unpublished works of authorship, including audiovisual works, databases and literary works; rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; rights of attribution and integrity and other moral rights; Uniform Resource Locators (URLs) and Net Names and applications therefor (and all interest therein), IP addresses, adwords, key word associations and related rights; all other proprietary, intellectual property and other rights relating to any or all of the foregoing; all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction.
“IRCA” is defined in Section 3.15(c).
“Knowledge of the Seller” and words of similar import means, with respect to any matter in question, the actual knowledge of Stephen Bernstein, after making due and reasonable inquiry of such matter, which shall include due inquiry of any Person having primary responsibility for such matter.
“Knowledge of the Company” and words of similar import means, with respect to any matter in question, the actual knowledge of Trevor Stoffer, Raymond Davison, and Leonard Splane, after making due and reasonable inquiry of such matter, which shall include due inquiry of any Person having primary responsibility for such matter.
“knowledge,” “to the knowledge” or “known,” and words of similar import means, with respect to any matter in question, the actual knowledge of a Person after making due and reasonable inquiry of such matter, which shall include due inquiry of any Person having primary responsibility for such matter.
“Law” means any law, ordinance, code, statute, rule, regulation, order, judgment, injunction, award, or decree of any court, arbitrator, administrative agency, regulatory body or authority and governmental body or authority, whether federal, state, local or foreign.
“Lease Consents” is defined in Section 7.2(i).
“Leased Personal Property” is defined in Section 3.14.

APP A-5

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.
“Legal Expenses” means reasonable attorney’s, accountants’, investigators’, and experts’ fees, and expenses reasonably sustained or incurred in connection with the defense or investigation of any Losses.
“Liabilities” means any and all debts, liabilities, guarantees, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or any tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.
“License Agreement” is defined in Section 3.17(a)(xi).
“Licenses” means all permits, approvals, consents, registrations, licenses, certificates, variances or other authorizations granted by or obtained from any Governmental Authority.
“Lien” means any pledge, lien, charge, claim, encumbrance, security interest, mortgage, option, restriction on transfer (including without limitation any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, license, equity or other right of another Person of every nature and description whatsoever, other than liens for Taxes for the current tax year which are not yet due and payable.
“Losses” is defined in Section 8.1.
“Material Adverse Effect” means any fact, event, change, development or effect that, individually or together with any one or more other facts, events, changes, developments or effects, is materially adverse to (a) the assets, operations, capitalization, reasonably likely business prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Seller and the Company to consummate the transactions contemplated by this Agreement, except to the extent resulting from (u) changes in general local, domestic, foreign, or international economic conditions, (v) changes affecting generally the industries or markets in which the Company and its Subsidiaries operate, (w) acts of war, sabotage or terrorism, military actions or the escalation thereof, (x) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (y) any other action required by this Agreement, or (z) the announcement of the transactions contemplated by this Agreement (provided, however, with respect to each of clauses (u) through (x) above, that such general conditions do not affect the Company in a disproportionate manner).
“Material Contracts” is defined in Section 3.17(a).
“Maximum Contingent Payment Amount” is defined in Section 1.6(a).
“Measurement Period” is defined in Section 1.6(b).

APP A-6

“Mini Cap” is defined in Section 8.6(a).
“Net Names” means all internet web sites and internet domain names presently used by the Company or any of its Subsidiaries.
“Net Revenue” is defined in Section 1.6(g).
“Net Revenue Objection Notice” is defined in Section 1.6(f).
“Ordinary Course of Business” means the usual and ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Company and its Subsidiaries.
“Organizational Documents” means (a) with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the Laws of the jurisdiction of its incorporation, including the articles or certificate of incorporation, organization or association, and its by-laws or memorandum of association, in each case including all amendments thereto, as the same may have been restated, (b) with respect to any limited liability company, those instruments that at the time constitute its certificate of formation as filed or recorded under the Laws of the jurisdiction of its organization, and its operating agreement or limited liability company agreement, in each case including all amendments thereto, as the same may have been restated, and (c) with respect to any other entity, the equivalent organizational or governing documents of such entity.
“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or its Subsidiaries.
“Person” or “person” means an individual, a partnership, limited partnership, a corporation, a limited liability company, proprietorship, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, union, any other business entity, or a Governmental Authority (or any department, agency, or political subdivision thereof).
“Personal Property” means all tangible personal property and interests therein, including all machinery, equipment, tools, dies, jigs, patterns, molds, trade fixtures, furniture, furnishings, vehicles, computer hardware, drawings, designs and blue prints
“Personal Property Leases” is defined in Section 3.14.
“Personally Identifiable Information” means information that can be used to identify or contact Persons, which may include their first and last name, physical address, e-mail address and telephone number.
“Positive Working Capital Adjustment Amount” is defined in Section 1.5(d).
“Pre-Closing Financial Statements” is defined in Section 5.1(b).
“Premises” is defined in Section 3.13(e).

APP A-7

“Prior Actions” is defined in Section 3.22(b).
“Privacy Statement” means each of the Company’s privacy policies previously or currently published on any Company website, contained within the Company’s terms of use, or otherwise made available by the Company regarding the collection, retention, use, disclosure, transfer and/or distribution of Personally Identifiable Information, including from visitors and users of any Company website.
“Proceeding” means any claim, action, charge, complaint, suit, litigation, arbitration, grievance, inquiry, proceeding, hearing, audit, examination or investigation (including any civil, criminal, administrative, investigative or appellate proceeding) by or before any Governmental Authority or arbitrator.
“Purchase Price” is defined in Section 1.3.
“Real Property” is defined in Section 3.13(c).
“Real Property Laws” is defined in Section 3.13(d).
“Receivables” means all accounts receivable, notes receivable and other amounts receivable from third parties.
“Related Person” means (i) with respect to a particular individual, each other member of such individual’s family, including the individual’s spouse, any other natural person who is related to the individual or the individual’s spouse within the second degree, and any other natural person who resides with such individual, and (ii) with respect to a specified Person other than an individual, each shareholder, partner or member or employee of such specified Person and each Person that serves as a director, officer, or manager of such specified Person (or in a similar capacity) of such specified Person.
“Remaining Payments” is defined in Section 8.7.
“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Revised Working Capital” is defined in Section 1.5(b).
“Remaining Payments” is defined in Section 8.7.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” is defined in the Preamble.
“Seller Disclosure Schedule” is defined in Article II.
“Seller Documents” is defined in Section 2.1.

APP A-8

“Seller’s Indemnified Persons” is defined in Section 8.2.
“Seller Prior Actions” is defined in Section 2.6(a).
“Shareholders” is defined in Section 6.6.
“Shares” is defined in the Recitals.
“Significant Customer” is defined in Section 3.18.
“Significant Service Provider” is defined in Section 3.18.
“Significant Supplier” is defined in Section 3.18.
“Software” means all computer programs, known by any name, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code, object, executable or binary code, code libraries, algorithms, macros, scripts, compiler directives, program architecture, design concepts, system designs, program structure, sequence and organizations, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
“SPA” means that certain Stock Purchase Agreement by and among the Seller, the Company and former shareholders of the Company dated April 16, 2010.
“Subsidiary” means, with respect to any Person, any other domestic or foreign corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (i) if a corporation, a majority of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Tax” or “Taxes” means any assessment of any kind or nature imposed by any Governmental Authority, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), duties including customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, deficiency, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other Person.

APP A-9

“Tax Return” means any report, return, declaration, statement or other information required to be supplied to a taxing authority in connection with Taxes.
“Transfer Taxes” is defined in Section 10.1.
“Working Capital” means an amount equal to the Working Capital Assets minus the Working Capital Liabilities, all as of the close of business on the Closing Date.
“Working Capital Assets” means the current assets of the Company determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the calculation of Current Assets set forth on Schedule II hereto and subject to the principles, if any, set forth on Schedule II hereto.
“Working Capital Liabilities” means the Company’s current liabilities determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the calculation of Current Liabilities set forth on Schedule II hereto and subject to the principles, if any, set forth on Schedule II hereto.
“Working Capital Statement” is defined in Section 1.5(a).
“Working Capital Objection Notice” is defined in Section 1.5(b).
“Working Capital Target” means $150,000.

APP A-10